Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Trustreet Properties, Inc.,

CNL APF Partners, LP

and

General Electric Capital Corporation

Dated as of October 30, 2006

3.22	Permits.	33
3.23	Provisions of the MGCL Not Applicable.	33
3.24	Brokers.	34
3.25	Investment Company Act.	34
3.26	Patriot Act.	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT		34

4.1	Organization, Standing and Power.	34
4.2	Authority; No Conflict; Required Filings and Consents.	35
4.3	Brokers.	36
4.4	No Ownership of Company Securities.	36
4.5	Financing	36
4.6	Proxy Statement	36
4.7	Litigation	36
4.8	Ownership of Merger Sub and Partnership Merger Sub; No Prior Activities	37
4.9	Patriot Act.	37

ARTICLE V CONDUCT OF BUSINESS		37

5.1	Covenants of the Company.	37
5.2	Other Actions.	41
5.3	Confidentiality.	41

ARTICLE VI ADDITIONAL AGREEMENTS		42

6.1	No Solicitation.	42
6.2	Proxy Statement.	45
6.3	Access to Information; Confidentiality.	46
6.4	Company Meeting.	46
6.5	Legal Conditions to the Mergers; Further Action.	47
6.6	Public Disclosure.	48
6.7	Company Stock Plans and Restricted Stock.	49
6.8	Indemnification.	49
6.9	Notification of Certain Matters.	50
6.10	Transfer Taxes.	51
6.11	Takeover Statute.	51
6.12	Termination of Qualified Plans and Nonqualified Deferred Compensation Plans.	51
6.13	Consent Solicitation.	51
6.14	Resignations	53
6.15	Delisting and Deregistering of Securities	53
6.16	Tax Matters	53
6.17	Notices to Holders of Company Preferred Stock and Warrants	54
6.18	Employee Retention.	54
6.19	Tax Submissions	54
6.20	Undertakings of Parent.	54

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ARTICLE VII CONDITIONS TO MERGERS		54

7.1	Conditions to Each Party’s Obligation To Effect the Mergers.	54
7.2	Additional Conditions to Obligations of Parent.	55
7.3	Additional Conditions to Obligations of the Company Parties.	56

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		57

8.1	Termination.	57
8.2	Effect of Termination.	58
8.3	General Fees and Expenses.	59
8.4	Certain Fees and Expenses.	59
8.5	Amendment.	60
8.6	Extension; Waiver.	60

ARTICLE IX MISCELLANEOUS		60

9.1	Nonsurvival of Representations and Warranties.	60
9.2	Notices.	61
9.3	Entire Agreement.	62
9.4	No Third Party Beneficiaries.	62
9.5	Assignment.	62
9.6	Severability.	62
9.7	Counterparts and Signature.	63
9.8	Interpretation.	63
9.9	Governing Law.	63
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative.	64
9.11	Remedies.	64
9.12	Submission to Jurisdiction.	64
9.13	Waiver of Jury Trial.	64

Exhibit A Form of Voting Agreement

Exhibit B Form of Amended Company Articles of Incorporation

Exhibit C Merger Sub Articles Supplementary

Exhibit D Form of Tax Opinion and Representation Letter

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TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(a)(i)
Action	Section 3.13
Affiliate	Section 1.6
Agreement	Preamble
Amended Company Articles of Incorporation	Section 1.9
Articles of Merger	Section 1.1(b)
Break-Up Expenses	Section 8.4
Break-Up Fee	Section 8.4
Bridge Financing	Section 5.1(e)
Buyer Parties	Recitals
Certificate of Merger	Section 1.1(a)
Certificates	Section 2.4(c)
Claim	Section 6.8(a)
Charter Documents	Section 3.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
CNL General Partner	Recitals
CNL LP Unit	Section 2.3(a)
CNL Partnership	Preamble
CNL Partnership Agreement	Section 3.2(f)
Code	Section 2.4(h)
Company	Preamble
Company Articles of Incorporation	Section 3.1(c)
Company Board	Recitals
Company Bylaws	Section 3.1(c)
Company Capital Stock	Section 2.1(b)
Company Common Share Merger Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Group	Section 3.11(q)
Company Lease	Section 3.7(a)
Company Leases	Section 3.7(a)
Company Material Adverse Effect	Article III
Company Meeting	Section 3.3(a)
Company Merger	Recitals
Company Merger Consideration	Section 2.1(e)
Company Merger Effective Time	Section 1.1(b)
Company Parties	Preamble
Company Permits	Section 3.22
Company Preferred Stock	Section 2.1(b)
Company Properties	Section 3.7(a)

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Terms	Cross Reference in Agreement
Company Property	Section 3.7(a)
Company Restricted Shares	Section 6.7(b)
Company SEC Reports	Section 3.4(a)
Company Series A Preferred Share Merger Consideration	Section 2.1(d)
Company Series A Preferred Stock	Section 2.1(b)
Company Series B Preferred Stock	Section 3.2(a)
Company Series B-1 Preferred Stock	Section 3.2(a)
Company Series C Preferred Stock	Section 2.1(b)
Company Stockholder Approval	Section 3.3(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Confidentiality Agreement	Section 5.3
Consent Documents	Section 6.13(c)
Consent Solicitation	Section 6.13(a)
Constituent Corporations	Section 1.3(a)
Constituent Partnerships	Section 1.3(c)
Contamination	Section 3.14(d)(ii)
Contracts	Section 3.18
Data Tape	Section 3.10
DRULPA	Recitals
Employee Benefit Plan	Section 3.15(a)
Employee Plan	Section 3.15(a)
Encumbrances	Section 3.7(a)
Environmental Claims	Section 3.14(b)
Environmental Law	Section 3.14(d)(i)
Equity Interests	Section 3.2(d)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Excess Stock	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchange Act	Section 3.3(c)
Fixed Option Plan	Section 3.2(b)
Fixed Option Plan Options	Section 3.2(b)
Flexible Option Plan	Section 3.2(b)
Flexible Option Plan Options	Section 3.2(b)
GAAP	Section 3.4(b)
Governmental Damages	Section 3.16
Governmental Entity	Section 3.3(c)
Governmental Investigation	Section 3.16
Hazardous Substance	Section 3.14(d)(v)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.8(a)
Indemnified Party	Section 6.8(a)

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Terms	Cross Reference in Agreement
Insurance Policies	Section 3.19
Intellectual Property	Section 3.12(a)
IRS	Section 3.11(a)
Knowledge	Section 3.2(b)(ii)
Law	Section 3.16
Leasehold Interest	Section 3.8(b)
Lessee	Section 3.8(b)
Liquidation Payment Date	Section 1.8
Material Contract	Section 3.18
Merger Consideration	Section 2.3(b)
Merger Sub	Recitals
Merger Sub Preferred Shares	Section 2.2(e)
MGCL	Recitals
Newco	Section 1.7
Notice of Superior Proposal	Section 6.1(c)
OFAC	Section 3.26
Option Merger Consideration	Section 6.7(a)
Order	Section 7.1(d)
Parent	Preamble
Partnership Merger	Recitals
Partnership Merger Consideration	Section 2.3(b)
Partnership Merger Effective Time	Section 1.1(a)
Partnership Merger Sub	Recitals
Patriot Act	Section 3.26
Paying Agent	Section 2.4(a)
Permitted Encumbrances	Section 3.7(a)
Person	Section 2.4(d)
PLR	Section 6.19
Post-signing Returns	Section 6.16(b)
Property Restrictions	Section 3.7(a)
Proxy Statement	Section 3.3(c)
Receivables Roll	Section 3.10
Recipient	Section 8.4(d)
REIT	Section 1.6
Representative	Section 1.6
Release	Section 3.14(d)(iv)
SDAT	Section 1.1(b)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Senior Notes	Section 1.7
Subsidiary	Section 3.1
Subsidiary Organizational Documents	Section 3.1(c)
Superior Proposal	Section 6.1(d)

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Terms	Cross Reference in Agreement
Surviving Corporation	Section 1.3(a) or 1.3(b)
Surviving Partnership	Section 1.3(c)
Tax	Section 3.11(q)
Tax Authority	Section 3.11(q)
Tax Protection Agreement	Section 3.11(q)
Tax Returns	Section 3.11(q)
Tax Subsidiary	Section 3.11(q)
Title Insurance Policies	Section 3.7(b)
Taxes	Section 3.11(q)
Voting Agreements	Recitals
Warrants	Section 3.2(b)
WARN	Section 3.17(b)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2006, is by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Trustreet Properties, Inc., a Maryland corporation (the “Company”), and CNL APF Partners, LP, a Delaware limited partnership (“CNL Partnership” and, together with the Company, the “Company Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of either (i) a to-be-formed Maryland corporation that will be a wholly-owned subsidiary of Parent (“Merger Sub”) with and into the Company or (ii) the Company with and into Merger Sub (in either case, the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”);

WHEREAS, the parties also wish to effect a merger of a to-be-formed Delaware limited liability company that will be a wholly-owned subsidiary of Parent (“Partnership Merger Sub” and, collectively with Parent and Merger Sub, the “Buyer Parties”) with and into CNL Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”) and Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Company Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Company Merger and the other transactions contemplated hereby be submitted for consideration at a meeting of the Company’s stockholders and (iii) recommended the approval of this Agreement, the Company Merger and the other transactions contemplated hereby by the Company’s stockholders;

WHEREAS, CNL APF GP Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of the Company (“CNL General Partner”), as the sole general partner of CNL Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of CNL Partnership and the limited partners of CNL Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth herein;

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein) are entering into Voting Agreements, dated as of the date hereof, in the form of Exhibit A hereto (the “Voting Agreements”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Parent and the Company Parties agree as follows:

ARTICLE I

THE MERGERS

1.1 Effective Times of the Mergers. (a) Subject to the terms and conditions of this Agreement, at the Closing, CNL Partnership shall file with the Secretary of State of the State of Delaware a certificate of merger in respect of the Partnership Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA. The Partnership Merger shall become effective at (i) such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (ii) such later time as is agreed upon by Parent and the Company and specified in the Certificate of Merger. Such time is hereinafter referred to as the “Partnership Merger Effective Time.”

(a) Subject to the terms and conditions of this Agreement, at the Closing and immediately after the Partnership Merger Effective Time, the Company and Merger Sub shall duly execute and shall file with the Department of Assessments and Taxation of the State of Maryland (the “SDAT”), articles of merger in respect of the Company Merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL, as applicable, and shall make all other filings or recordings required under the MGCL. The Company Merger shall become effective at (i) such time as the Articles of Merger have been accepted for record by the SDAT or (ii) such later time as is agreed upon by Parent and the Company and specified in the Articles of Merger. Such time is hereinafter referred to as the “Company Merger Effective Time.”

1.2 Closing. Unless this Agreement shall have been terminated in accordance with Article VIII hereof, the closing of the Mergers (the “Closing”) shall take place on a date and at a time to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, N.W., Washington, DC 20037, unless another date, place or time is agreed to in writing by Parent and the Company.

1.3 Effects of the Mergers. (a) Unless Parent elects to cause the Company Merger to occur in accordance with the alternative structure set forth in Section 1.3(b), subject to the terms and conditions of this Agreement and in accordance with the MGCL, at the Company Merger Effective Time: (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (Merger Sub and the Company are sometimes referred to below as the “Constituent Corporations” and, in such case, the Company following the Company Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the Amended Company Articles of Incorporation (as defined in Section 1.9) shall be the articles of incorporation of the Surviving Corporation effective as of the Company Merger Effective Time; and (iii) the bylaws of Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the bylaws of the Surviving Corporation. The Company Merger shall have the effects set forth in the MGCL, including, without limitation, Section 3-114 thereof.

(b) Parent, in its sole and absolute discretion, may elect to cause the Company Merger to have the effects set forth in this Section 1.3(b) in lieu of the effects set forth in Section 1.3(a) above. Subject to the terms and conditions of this Agreement and in accordance with the MGCL, at the Company Merger Effective Time: (i) the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub (in such case, Merger Sub following the Company Merger is sometimes referred to below as the “Surviving Corporation”); (ii) the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation effective as of the Company Merger Effective Time; and (iii) the bylaws of Merger Sub as in effect immediately prior to the Company Merger Effective Time shall be the bylaws of the Surviving Corporation. The Company Merger shall have the effects set forth in the MGCL, including, without limitation, Section 3-114 thereof. If the Company Merger occurs as described in this Section 1.3(b), any Tax liability of the Company resulting from the Company Merger shall be the responsibility of Parent and the Surviving Corporation.

(c) Subject to the terms and conditions of this Agreement and in accordance with Section 17-211 of the DRULPA and Section 18-209 of the DLLCA, at the Partnership Merger Effective Time: (i) Partnership Merger Sub shall be merged with and into CNL Partnership and the separate existence of Partnership Merger Sub shall cease (Partnership Merger Sub and CNL Partnership are sometimes referred to below as the “Constituent Partnerships” and CNL Partnership following the Partnership Merger is sometimes referred to below as the “Surviving Partnership”); (ii) the certificate of limited partnership of CNL Partnership as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving Partnership effective as of the Partnership Merger Effective Time; and (iii) the CNL Partnership Agreement as in effect immediately prior to the Partnership Merger Effective Time shall be the partnership agreement of the Surviving Partnership. The Partnership Merger shall have the effects set forth in the DRULPA, including Section 17-211 thereof and the DLLCA, including Section 18-209 thereof.

1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

1.5 Partnership Matters.

The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be CNL General Partner.

1.6 Other Transactions.

Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of directors, stockholders, members or partners of any Company Party, upon reasonable notice to the Company, to have the Company use its commercially reasonable efforts to, immediately prior to the Closing, (a) convert or cause the conversion of one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, (b) sell or cause to be sold all of the stock, partnership interests or limited liability company interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent, (c) sell or cause to be sold any of the assets of the Company or one or more Subsidiaries at a price designated by Parent, and (d) cause one or more Subsidiaries of the Company to declare a dividend or distribution payable to the Company in an amount and on a date specified by Parent; provided, however, that (i) neither the Company nor any Subsidiary shall be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary for which consent has not been obtained, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, waived by Parent) and that the Buyer Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a), (b), (c) and (d) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent under this Agreement, including payment of the Merger Consideration, and (iv) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code. If requested by Parent in connection with any asset sale contemplated above, the Company shall and shall cause its Subsidiaries to, with respect to such asset sale, (i) request of ground lessors, tenants, suppliers, and service providers with respect to the properties that are the subject of the asset sale, process, and use good faith to obtain such estoppel letters, subordination, non-disturbance and attornment agreements, consents and other certificates, agreements or documents customary or reasonably required for acquisition of, or financing transactions secured by, real property, (ii) grant reasonable access to Company Properties to Parent, its Representatives and potential purchasers of such Company Properties designated by Parent and their Representatives; (iii) execute and deliver to Parent or its designee, at the Closing, such conveyance documents and agreements and other certificates and affidavits as reasonably requested by Parent, and (iv) terminate, effective as of the Closing, such service agreements as reasonably requested by Parent. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.6. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, Taxes, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 1.6 or required by Parent pursuant to this Section 1.6.

As used in this Agreement, a “Representative” of a Person means any officer, trustee, director, employee, Affiliate, agent, investment banker, financial advisor, financing source, attorney, accountant, broker, finder, consultant or other agent or representative of such Person. As used in this Agreement, an “Affiliate” or “affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.7 Formation of Newco; Contribution.

Parent shall have the option, in its sole discretion and without requiring the further consent of any of the Company Parties or the board of directors, stockholders, members or partners of any Company Party, upon reasonable notice to the Company, to cause the Company to (a) immediately prior to the Partnership Merger, contribute all or substantially all of its assets and liabilities (including all Equity Interests of the Company’s direct Subsidiaries) to a newly formed direct wholly-owned Subsidiary of the Company (“Newco”) and (b) take all actions necessary to cause Newco to expressly assume all obligations of the Company under the Company’s 7  1/2% Senior Notes due 2015 (the “Senior Notes”) and under the indenture governing the Senior Notes in accordance with the terms thereof; provided, however, that (i) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, waived by Parent) and that the Buyer Parties are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a) and (b) will be deemed to have occurred prior to the Partnership Merger) and (ii) neither the Company nor any Subsidiary shall be required to take any such action that could adversely affect the classification of the Company as a REIT. The organizational documents and jurisdiction of incorporation of Newco shall in each case be satisfactory to Parent. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.7. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company Parties shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 1.7 or required by Parent pursuant to this Section 1.7.

1.8 Dissolution and Liquidation of the Surviving Corporation.

As promptly as practicable following the Company Merger Effective Time, the Surviving Corporation shall deliver written notice of its election to liquidate and terminate its existence to the holders of the Company Series C Preferred Stock or Merger Sub Preferred Shares, as applicable, stating the date and place of payment of the amount distributable to such holders of such shares in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares, which notice will be delivered prior to the payment date stated in the notice (the “Liquidation Payment Date”) in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares. On the Liquidation Payment Date, the holders of such shares will receive distributions from the Surviving Corporation equal to the amounts payable to them upon a liquidation of the Surviving Corporation in accordance with the terms of the articles of incorporation of the Surviving Corporation relating to such shares.

1.9 Company Articles of Incorporation.

Unless Parent elects to cause the Company Merger to occur in accordance with the alternative structure set forth in Section 1.3(b), at the Company Merger Effective Time, the Company Articles of Incorporation, as amended and restated in the form of Exhibit B hereto pursuant to the Company Merger and the Articles of Merger, shall be the articles of incorporation of the Surviving Corporation (as so amended and restated, the “Amended Company Articles of Incorporation”).

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically converted into one share of common stock of the Surviving Corporation.

(b) All shares of the Company’s common stock, $.001 par value per share (“Company Common Stock”), the Company’s Series A Cumulative Convertible Preferred Stock (the “Company Series A Preferred Stock”) and the Company’s 7.5% Series C Redeemable Convertible Preferred Stock (the “Company Series C Preferred Stock” and with the Company Series A Preferred Stock, collectively, the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Capital Stock”), that are owned by the Company or by any Subsidiary (as defined in Section 3.1) of the Company shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount of $17.05 (the “Company Common Share Merger Consideration”).

(d) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, (i) cash in the amount of $25.00 plus (ii) any accrued and unpaid dividends through and including the Closing Date payable with respect to such shares of Company Series A Preferred Stock pursuant to the terms of the Company Articles of

Incorporation (the “Company Series A Preferred Share Merger Consideration” and, collectively with the Company Common Share Merger Consideration and the Option Merger Consideration (as defined in Section 6.7(a)), the “Company Merger Consideration”).

(e) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall remain outstanding as one share of Series C Preferred Stock of the Surviving Corporation.

2.2 Alternative Structure; Conversion of Capital Stock. Notwithstanding Section 2.1, if Parent elects that the Company Merger will have the effects set forth in Section 1.3(b), at the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of the capital stock of the Company:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock, Company Series A Preferred Stock and Company Series C Preferred Stock that are owned by the Company or by any Subsidiary of the Company shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount of the Company Common Share Merger Consideration.

(d) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive, without interest, the Company Series A Preferred Share Merger Consideration.

(e) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 2.2(b)) shall be automatically converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock (the “Merger Sub Preferred Shares”) of the Surviving Corporation (the “Company Series C Preferred Share Merger Consideration”). Immediately prior to the Company Merger Effective Time, the terms of the Merger Sub Preferred Shares shall be as set forth in the articles supplementary of Merger Sub, substantially in the form set forth in Exhibit C hereto.

2.3 Effect on Partnership and Limited Liability Company Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of CNL Partnership or Partnership Merger Sub:

(a) Each unit of partnership interest in CNL Partnership (“CNL LP Units”) issued and outstanding immediately prior to the Partnership Merger Effective Time held by the Company or any of its Subsidiaries shall remain issued and outstanding as a unit of partnership interest in the Surviving Partnership.

(b) Each CNL LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than any CNL LP Units held by the Company or any of its Subsidiaries), subject to the terms and conditions set forth herein, shall be converted into, and cancelled in exchange for, the right to receive cash in an amount equal to the Company Common Share Merger Consideration per CNL LP Unit, without interest (the “Partnership Merger Consideration” and, together with the Company Merger Consideration and, if applicable pursuant to Section 2.2(e), the Company Series C Preferred Share Merger Consideration, the “Merger Consideration”).

(c) Each unit of limited liability company interest in Partnership Merger Sub shall be automatically converted into, and cancelled in exchange for, one Class A unit of limited partnership interest in CNL Partnership.

2.4 Exchange of Certificates; Paying Agent.

(a) Paying Agent. Prior to the Closing, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company as agent for the benefit of the holders of shares of Company Capital Stock, CNL LP Units, and Company Stock Options (the “Paying Agent”) for the purpose of exchanging certificates representing shares of Company Capital Stock for the Company Merger Consideration (other than the Option Merger Consideration) and, if applicable, the Company Series C Preferred Share Merger Consideration, and certificates representing CNL LP Units for the Partnership Merger Consideration, and paying the Option Merger Consideration in accordance with Section 6.7.

(b) Parent to Provide Merger Consideration. Prior to the Company Merger Effective Time, Parent will make available to the Paying Agent, as needed, cash and, if applicable, Merger Sub Preferred Shares, in respect of the Merger Consideration to be paid in respect of shares of Company Capital Stock, CNL LP Units and Company Stock Options in accordance with the terms of Sections 2.1 or 2.2 (as applicable), 2.3 and 6.7 (the “Exchange Fund”).

(c) Exchange Procedures. Promptly after the Company Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, outstanding shares of Company Capital Stock or CNL LP Units to be exchanged pursuant to Section 2.1 or 2.2 (as applicable) or Section 2.3, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the

Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable in respect of the Company Common Stock, Company Series A Preferred Stock, Company Series C Preferred Stock (if any) or CNL LP Units. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash which such holder has the right to receive pursuant to Sections 2.1 or 2.2 (as applicable) and 2.3 after giving effect to any withholding rights described in Section 2.4(h) below, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Partnership Merger Effective Time or the Company Merger Effective Time, as applicable, represent for all purposes only the right to receive the applicable portion of the Merger Consideration to which the holder thereof is entitled.

(d) Transfers of Ownership. If any portion of the Merger Consideration payable to holders of Company Capital Stock or CNL LP Units is to be paid to a Person other than the registered holder of the shares of Company Capital Stock or CNL LP Units represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Capital Stock or CNL LP Units or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

(e) No Transfers after Effective Time. After the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, there shall be no further registration of transfers of shares of Company Capital Stock or CNL LP Units. If, after the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, any Certificates representing shares of Company Capital Stock or CNL LP Units are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 2.4.

(f) No Further Ownership Rights. At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, holders of Company Capital Stock or CNL LP Units shall cease to be, and shall have no rights as, stockholders of the Company or limited partners in CNL Partnership other than the right to receive the applicable Merger Consideration provided under Article II hereof (except that, in the event the Company Merger has the effects set forth in Section 1.3(a) and the Company Series C Preferred Stock remains outstanding in accordance with Section 2.1(e), holders of Company Series C Preferred Stock shall continue to have rights as holders thereof, subject to the effects of the dissolution and liquidation of the Surviving Corporation in accordance with Section 1.8). The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital

Stock or CNL LP Units, as applicable. The Option Merger Consideration paid with respect to Company Stock Options in accordance with Section 6.7 and this Section 2.4 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Stock Options, and on and after the Company Merger Effective Time the holder of a Company Stock Option shall have no further rights with respect to any Company Stock Option, other than the right to receive the Option Merger Consideration as provided in Section 6.7.

(g) No Liability. To the extent permitted by law, none of the Buyer Parties, the Company Parties, the Surviving Corporation, the Surviving Partnership or the Paying Agent, or any Affiliate thereof or any employee, officer, director, shareholder, partner, or agent of any of the foregoing, shall be liable to any holder of shares of Company Capital Stock, CNL LP Units or Company Stock Options for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Capital Stock, CNL LP Units or Company Stock Options immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.4(b) that remains unclaimed by the holders of shares of Company Capital Stock, CNL LP Units or Company Stock Options 12 months after the Company Merger Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of Company Capital Stock, CNL LP Units or Company Stock Options for the Merger Consideration in accordance with this Section 2.4 prior to that time shall thereafter look only to the Surviving Corporation for his claim for the applicable Merger Consideration.

(h) Withholding Rights. The Surviving Corporation, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock, CNL LP Units or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock, CNL LP Units or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as applicable.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue or pay in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) Investment of Exchange Fund. The Paying Agent shall invest the cash deposited in the Exchange Fund, as directed by Parent, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund and shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

2.5 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

The Company Parties hereby jointly and severally represent and warrant to Parent that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company Parties to Parent on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III and the disclosure in any section shall qualify other sections in this Article III, so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure.

As used herein, “Company Material Adverse Effect” shall mean any fact, event, development, change, effect or circumstance that, individually or in the aggregate with all other facts, events, developments, changes, effects or circumstances, (a) is materially adverse to the assets, financial condition, business, operations or results of operations of the Company and its Subsidiaries (as defined below) taken as a whole or (b) would reasonably be expected to prevent or materially delay the consummation of either of the Mergers or the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company Parties to perform their respective obligations hereunder, including the consummation of either of the Mergers; provided, that Company Material Adverse Effect shall not include any adverse fact, event, development, change, effect or circumstance arising out of or resulting from (A) the announcement or performance of this Agreement or the transactions contemplated by this Agreement, (B) any adverse change that results from general legal, tax, regulatory, political or business changes in the industries in which the Company operate (unless such adverse fact, event, development, change, effect or circumstance affects the Company and its Subsidiaries in a disproportionate manner as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their business), (C) changes in the United States or global economy that do not disproportionately affect the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their business or (D) any failure of the Company to meet the financial projections of any analyst. The parties agree that the mere fact of a decrease in the market price of the Company Common Stock shall not, in and of itself, constitute a Company Material Adverse Effect, but any fact, event, development, change, effect or circumstance underlying such decrease shall be considered in determining whether there has occurred a Company Material Adverse Effect.

3.1 Organization, Standing and Power; Subsidiaries.

(a) The Company and each of its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person. Set forth in Section 3.1(b) of the Company Disclosure Schedule is a true, accurate and complete list of each Subsidiary of the Company, together with the jurisdiction of its formation and the percentage of equity of such Subsidiary owned by the Company and each of the Company’s Subsidiaries.

As used in this Agreement, the word “Subsidiary” means, with respect to a party, any corporation, partnership, limited partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have 50% or more of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect 50% or more of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls 50% or more of the equity, membership, partnership or similar interests.

(c) The Company has made available to Parent complete and accurate copies of: (i) the Restated Articles of Incorporation of the Company dated November 11, 1997, as amended by the Articles of Amendment to the Articles of Restatement of the Company dated February 24, 2005 and the Articles of Amendment to the Articles of Restatement of the Company dated February 24, 2005; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series A Cumulative Convertible Preferred Stock, dated November 11, 1997, as amended by the Amendment to Articles Supplementary Classifying and Designating a Series of Preferred Stock as Series A Cumulative Convertible Preferred Stock, dated February 16, 2005; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as 8% Series B Convertible Preferred Stock, dated June 18, 2003; the Articles Supplementary Classifying and Designating a Series of Preferred Stock as 8% Series B-1 Convertible Preferred Stock, dated October 30, 2003; and the Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.5% Series C Redeemable Convertible Preferred Stock, dated February 16, 2005 (each of the foregoing, collectively, the “Company Articles of Incorporation”), (ii) the Second Amended and Restated Bylaws of the Company adopted as of February 25, 2005 (the “Company Bylaws”); (iii) the charter, bylaws or other organizational documents of each Subsidiary of the Company as in effect since the inception of such

Subsidiary, together with each amendment made to date (the “Subsidiary Organizational Documents”); and (iv) the agreements governing each joint venture of the Company (together with the Company Articles of Incorporation, Company Bylaws and the Subsidiary Organizational Documents, the “Charter Documents”). The Charter Documents are in full force and effect and no dissolution or revocation or forfeiture proceedings regarding the Company or any Subsidiary of the Company has been commenced. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the Charter Documents in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock, 400,000,000 shares of Excess Stock, $.001 par value per share (the “Excess Stock”), and 100,000,000 shares of Company Preferred Stock, $.001 par value per share, of which 8,000,000 shares are designated as Company Series A Preferred Stock; 20,000 shares are designated as 8% Series B Convertible Preferred Stock (the “Company Series B Preferred Stock”); 5,000 shares are designated as 8% Series B-1 Convertible Preferred Stock (the “Company Series B-1 Preferred Stock”); and 7,500,000 shares are designated as Company Series C Preferred Stock. As of the close of business on October 27, 2006, (i) 67,526,109 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were owned by the Company or by any Subsidiaries of the Company, (iii) 0 shares of Excess Stock were issued and outstanding, (iv) 7,834,197 shares of Company Series A Preferred Stock were issued and outstanding, (v) no shares of Company Series B Preferred Stock or Company Series B-1 Stock were issued and outstanding, and (vi) 7,244,028 shares of Company Series C Preferred Stock were issued and outstanding.

(b) As of the date of this Agreement, no shares of Company Common Stock were reserved for future issuance pursuant to the U.S. Restaurant Properties, Inc. Fixed Stock Option Plan (the “Fixed Option Plan”) and no options granted pursuant to the Fixed Option Plan (the “Fixed Option Plan Options”) to purchase any shares of Company Common Stock were outstanding. As of the date of this Agreement, 30,910 shares of Company Common Stock were reserved for future issuance pursuant to the U.S. Restaurant Properties, Inc. Flexible Incentive Plan (the “Flexible Option Plan,” and together with the Fixed Option Plan, the “Company Stock Plans”) and 11,500 options granted pursuant to the Flexible Option Plan (the “Flexible Option Plan Options,” and together with the Fixed Option Plan Options, the “Company Stock Options”) to purchase 11,500 shares of Company Common Stock were outstanding. As of the date of this Agreement, 379,848 warrants (the “Warrants”) to purchase 379,848 shares of Company Common Stock were outstanding. As of the date of this Agreement, 7,351,610 shares of Company Common Stock were issuable upon conversion of Company Series A Preferred Stock and 9,287,206 shares of Company Common Stock were issuable upon conversion of Company Series C Preferred Stock. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Stock Options and the Warrants, including the names of the Persons to whom such Company Stock Options and the Warrants have been granted or issued, the number of shares of Company Common Stock subject to each Company Stock Option and Warrant, the per share exercise price or purchase price for each Company Stock Option and Warrant, and whether the Company Stock Option is qualified. Except as set forth in this Section 3.2, (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity securities of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such equity securities. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except for the Voting Agreements, the Company is not a party to any agreement or understanding with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any equity securities of the Company or any of its Subsidiaries. “Knowledge” means the actual knowledge after due inquiry of any individual identified on Section 3.2(b)(ii) of the Company Disclosure Schedule.

(c) All outstanding shares of Company Common Stock, Company Series A Preferred Stock and Company Series C Preferred Stock are, and all shares of Company Common Stock, subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Company Articles of Incorporation or Company Bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, Company Preferred Stock or capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business. The Company has paid in full all dividends accrued and payable on or prior to the date hereof with respect to outstanding shares of Company Capital Stock.

(d) All of the outstanding shares of capital stock, membership interests, partnership or limited partnership interests or other equity interests (the “Equity Interests”) of each of the Subsidiaries of the Company are owned of record and beneficially, directly or indirectly, by the Company or another Subsidiary of the Company, are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such Equity Interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights or right to sell, charges or other encumbrances of any nature (“Liens”).

(e) CNL General Partner, as of the date hereof, is the sole general partner of CNL Partnership and directly owns all of the units of general partner interest in CNL Partnership.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a list of all holders of units of partnership interest in CNL Partnership, including the name of the Person holding each such unit, and the number, class and type thereof (e.g., preferred, common, general or limited). Except as set forth in the Fourth Amended and Restated Agreement of Limited Partnership of U.S. Restaurant Properties Operating, L.P., as amended by Amendment No. 1 dated December 30, 1999 and further amended by Amendment No. 2 dated December [ ], 2003 (the “CNL Partnership Agreement”), there are no options, warrants, calls, subscriptions, convertible or exchangeable securities or other rights, agreements or commitments that obligate the CNL Partnership, the Company or any of its Subsidiaries to issue, repurchase, redeem, transfer or sell any partnership interests of CNL Partnership. The partnership interests of CNL Partnership owned indirectly by the Company through its wholly-owned Subsidiaries are owned free and clear of any Liens and subject only to the restrictions on transfer set forth in the CNL Partnership Agreement and those imposed by applicable securities laws.

(g) As of the date of this Agreement, there is no outstanding indebtedness for borrowed money of the Company or its Subsidiaries individually in excess of $500,000 in principal amount.

(h) The Company does not have a “poison pill” or similar stockholders’ rights plan or agreement.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company and CNL Partnership, respectively, have all requisite corporate or limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Mergers. The Company Board has (i) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that the Mergers and the other transactions contemplated by this Agreement are in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein, (ii) directed that this Agreement, the Mergers and the other transactions contemplated hereby be submitted for consideration at a special meeting of the holders of the Company Common Stock (the “Company Meeting”) and (iii) recommended the approval of this Agreement, the Mergers and the other transactions contemplated hereby to the holders of the Company Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company and CNL Partnership, including the Mergers, have been duly authorized by all necessary corporate action on the part of the Company and partnership action on the part of CNL Partnership, subject only to affirmative approval of the Company Merger by holders of a majority of the outstanding shares of Company Common Stock outstanding at the close of business on the record date for the Company Meeting (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and CNL Partnership and constitutes the valid and binding obligation of each of the Company and CNL Partnership, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company and CNL Partnership does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, (1) any provision of the

Company Articles of Incorporation or the Company Bylaws, (2) the CNL Partnership Agreement or the certificate of limited partnership of CNL Partnership or (3) the Charter Documents of any of the Company’s other Subsidiaries, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets; or (iv) require the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding, except in the case of clauses (ii), (iii) and (iv) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which would not reasonably be expected to result in a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other federal, state or local, domestic, foreign or multinational governmental or regulatory authority or agency (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Articles of Merger with the SDAT, the filing of the Partnership Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of reports with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of a proxy statement (the “Proxy Statement”) with the NYSE and the SEC in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (v) the compliance with any state securities laws, and (vi) any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not obtained or made, would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Other than (i) the Company Stockholder Approval at the Company Meeting (as defined below) and (ii) the approval of the Partnership Merger by the CNL General Partner and holders of a majority of the limited partner interests in CNL Partnership which have already been irrevocably obtained, no other vote or approval of the holders of any class or series of Equity Interests of the Company or any of its Subsidiaries is necessary to approve this Agreement, the Company Merger, the Partnership Merger and the transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all forms, reports and other documents required to be filed or furnished by the Company with the SEC and state securities regulators, including all prospectuses and other materials used by it or on its behalf in connection with the offer and sale of securities issued by the Company since January 1, 2003. Such forms, reports and other documents (including those forms, reports and other documents that the Company may file with or furnish to the SEC after the date hereof until the Closing, including the Proxy Statement) are referred to herein as the “Company SEC Reports”. The Company SEC Reports (i) were or will be filed or furnished on a timely basis and (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Reports. None of the Company SEC Reports when filed or furnished, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No investigation by the SEC with respect to the Company or any its Subsidiaries is pending or, to the Knowledge of the Company, threatened. No Subsidiary of the Company is required, or has been required since January 1, 2003, to file or furnish any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference into the Company SEC Reports (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act or for normal year-end adjustments) and (iii) fairly presented or will fairly present the consolidated financial position, result of operations and cash flows of the Company as of the dates thereof and the results of its operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c) The Company has made available to Parent copies of all correspondence received by the Company from, or sent by the Company to, the SEC since January 1, 2003. There are no outstanding or unresolved comments from the SEC with respect to any of the Company SEC Reports.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(e) The Company and each of its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls that are designed to ensure that (i) transactions are executed in accordance with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has previously made available to Parent complete and correct copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f) Neither the Company nor any of its Subsidiaries nor any of their respective trustees, directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, trustees, employees or agents to the Company Board or any committee thereof or to any trustee or officer of the Company.

3.5 No Undisclosed Liabilities.

Except (i) as set forth on the Company’s consolidated balance sheet at June 30, 2006 as included in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2006, (ii) for normal or recurring liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practice, and (iii) fees and expenses incident to the consummation of the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, that are required to be reflected in the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP and that have had or would reasonably be expected to result in a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since June 30, 2006, (i) there has not been a fact, event, development, change, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice.

(b) During the period from January 1, 2006 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred or been taken after the date hereof and prior to the Company Merger Effective Time.

3.7 Properties.

(a) The Company or a Subsidiary of the Company owns good and marketable fee simple title (or leasehold estate) to each of its real properties used in the ordinary course of its business (such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights of way and other appurtenances to such real property, collectively, the “Company Properties” and each, a “Company Property”). Section 3.7(a) of the Company Disclosure Schedule sets forth each Company Property owned or leased by the Company and its Subsidiaries, and, for each Company Property that is leased to a tenant, the following information: (i) the address of the Company Property and the name of the Company Subsidiary that owns such Company Property, (ii) the name of the tenant, (iii) the “concept”, and (iv) whether the Company Property currently is or, to the Company’s Knowledge, has ever been operated as a gas station. Except (i) as set forth in the Title Insurance Policies, (ii) for the Company Leases, (iii) for any easements granted in the ordinary course of business since the date of the Title Insurance Policies, none of which has had or would reasonably be expected to result in a Company Material Adverse Effect, and (iv) mortgage encumbrances related to securitizations or secured transactions, no other Person has any real property ownership interest in any of the Company Properties (other than those Company Properties owned in joint venture arrangements). The Company Properties are not subject to any rights of way, written agreements, covenants, laws, ordinances and regulations (including zoning regulations or building codes affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or liens (including liens for Taxes), mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, the “Encumbrances”), except for (A) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations which would not reasonably be expected to result in a Company Material Adverse Effect, (B) Property Restrictions and Encumbrances disclosed on the Title Insurance Policies or existing surveys and easements granted in the ordinary course of business since the date of the Title Insurance Policies, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease (as defined below), (C) mechanics’, carriers’, workmen’s and repairmen’s liens and other Encumbrances and Property Restrictions, if any, which would not reasonably be expected to result in a Company Material Adverse Effect, and (D) liens for Taxes not yet due and payable (items (i) – (iv) of the preceding sentence and the foregoing items (A) – (D), the “Permitted Encumbrances”). There is no default under any of the Permitted Encumbrances which would reasonably be expected to result in a Company Material Adverse Effect.

(b) Valid policies of title insurance (“Title Insurance Policies”) have been issued or irrevocably committed to be issued insuring the Company’s or the applicable Company Subsidiary’s fee simple title (or leasehold estate) in each of the Company Properties owned by it in amounts at least equal to the purchase price thereof paid by Company or its Subsidiary in the case of Company Properties owned by the Company or any of its Subsidiaries, subject only to matters and exceptions disclosed in such policies, none of which would adversely effect the tenant’s obligation to pay rent under the applicable Company Lease. Such policies are, at the date hereof, in full force and effect and no written claim has been made against any of the Title Insurance Policies.

(c) There has been no physical damage to any Company Properties which would be reasonably expected to result in a Company Material Adverse Effect after giving effect to any applicable insurance.

(d) Neither Company nor any of the Subsidiaries of the Company nor, to the Company’s Knowledge, any tenant under a Company Lease, has received any notice with respect to any Company Property, and neither the Company nor any of the Subsidiaries has any Knowledge, to the effect that any condemnation or rezoning proceedings are pending or threatened which would reasonably be expected to result in a Company Material Adverse Effect. All work to be performed, payments to be made and actions to be taken by the Company or any of its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action (e.g., local improvement district, road improvement district, environmental mitigation) material to Company and any of its Subsidiaries taken as a whole have been performed, paid or taken, as the case may be, and to the Company’s Knowledge, no planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements are material to Company and any of its Subsidiaries taken as a whole.

(e) Neither the Company nor any Subsidiary has engaged any property manager that is not the Company or a Subsidiary of the Company for any Company Property.

3.8 Leases.

(a) Each lease to which any Company Property is subject (each, a “Company Lease” and together, the “Company Leases”) is a valid and subsisting lease with respect to the Company Property to which it relates and none of the Company or the applicable Subsidiary is in material breach or default under any Company Lease and to the Company’s Knowledge, no event of default by any other party to a Company Lease has occurred that has had or would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company Leases is valid, binding and in full force and effect against the Company or the applicable Company Subsidiary, and, to the Knowledge of the Company, against the other party thereto.

(b) With regard to any Company Properties where the Company or any Subsidiary of the Company (the “Lessee”) holds a leasehold estate (a “Leasehold Interest”): (i) the Leasehold Interest is a valid and subsisting lease and, to the Company’s Knowledge, the Lessee is not in default under any terms thereunder; and (ii) to the extent required under the Leasehold Interest, the Company will use commercially reasonable efforts to obtain consent from the lessor under the Leasehold Interest to the transaction contemplated hereby. Schedule 3.8(b) sets forth a list of each Leasehold Interest.

3.9 Underground Storage Tanks. Section 3.9 of the Company Disclosure Schedule sets forth a true and complete list of each parcel of real property owned by the Company and any real property over which the Company exercises day-to-day control on which an underground storage tank that contains, formerly contained, or is intended for the storage of, petroleum products is or, to the Company’s Knowledge, prior to the acquisition of such real property by the Company, was located.

3.10 Data Tape. The Company has furnished or made available to Parent (i) a data tape which provides certain information with respect to all leases of the Company and its Subsidiaries, including any rights of first refusal and purchase options (the “Data Tape”), and (ii) a loan receivables roll which provides certain information with respect to all loan agreements, letters of credit, indentures, notes, bonds, debentures, mortgages or any other documents, agreements or instruments evidencing a capitalized leased obligation or other indebtedness, or any guarantee thereof, for the benefit of, or payable to the Company or any of its Subsidiaries (the “Receivables Roll”). Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Data Tape and Receivables Roll were prepared in good faith by the Company in accordance with the books and records of the Company and its Subsidiaries and in a manner not to have intentionally contained incorrect information.

3.11 Taxes.

(a) Each of the Company, the Tax Subsidiaries and any Company Group has timely filed all Tax Returns required to be filed by it (after giving effect to any filed extension properly granted by a Tax Authority having authority to do so) and has timely paid or will timely pay all Taxes (whether or not shown on such Tax Returns) as required to be paid by it, and such returns are true, correct and complete in all material respects. Accurate and complete copies of all federal, state and local income or franchise Tax Returns that have been filed by the Company and each Tax Subsidiary for all taxable years beginning on or after January 1, 2003, any extensions filed with any Tax Authority that are currently in effect and all written communications with a Taxing Authority relating thereto, have been delivered or made available to Parent. Neither the Company nor any other Person on behalf of the Company or any Tax Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(b) All Taxes payable by or on behalf of the Company or any of its Tax Subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and the most recent audited financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its Tax Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and Tax Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past customs and practice of the Company and its Tax Subsidiaries in filing their Tax Returns. There are no liens for Taxes, other than Permitted Encumbrances, upon any of the assets of the Company or any Tax Subsidiary.

(c) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 1997, through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has operated since and including the most recent January 1 through the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate, in such a manner as to qualify as and be subject to taxation as a REIT for the taxable year that includes the Company Merger Effective Time; provided, however, that the Company’s qualification as a REIT for the year that includes the Company Merger Effective Time will depend, in part, upon its organization and method of operation post-Closing. No challenge to the Company’s status as a REIT is pending or threatened in writing.

(d) Since January 1, 2003, (i) the Company and its Tax Subsidiaries have not incurred any liability for Taxes under sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Tax Subsidiary has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business. Neither the Company nor any Tax Subsidiary (other than a “taxable REIT Tax Subsidiary” or any Tax Subsidiary of a “taxable REIT Tax Subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Tax Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. No event has occurred, and no condition or circumstances exists, which presents a risk that any Tax described in the preceding sentences will be imposed on the Company or any Tax Subsidiary.

(e) The Company and its Tax Subsidiaries (i) have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws); and (ii) have duly and timely withheld and have paid over to the appropriate taxing authorities all amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) Neither the Company nor any of its Tax Subsidiaries has executed or filed with any Taxing Authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) that will have continuing effect after the Closing, and no request for any such waiver or extension is currently pending. No power of attorney with respect to any Tax matter is currently in force and no request for any such waiver or extension is currently pending.

(g) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Tax Subsidiary. There are no material pending actions or proceedings by any Taxing Authority for audit, examination, assessment, liability or collection of any Tax. Neither the Company nor any Tax Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect of the liability or collection of any Tax or make any assessment for Taxes. Neither the Company nor any Tax Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations or litigation set forth in the SEC Reports).

(h) Neither the Company, nor any Tax Subsidiary has received notice of any claim by a Taxing Authority in a jurisdiction where the Company or such Tax Subsidiary does not file Tax Returns that the Company or such Tax Subsidiary is or may be subject to taxation by the jurisdiction.

(i) Neither the Company, nor any Tax Subsidiary is obligated to make after the Closing any payment that would not be deductible pursuant to Section 162(m) of the Code.

(j) Each Tax Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of the date of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets that have caused or would cause the Company to violate the requirements of Section 856(c)(4) of the Code. Each Tax Subsidiary that is a corporation has been, since the later of the date of its formation or the date on which such Tax Subsidiary became a Tax Subsidiary, a “qualified REIT Tax Subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT Tax Subsidiary” pursuant to Section 856(l) of the Code.

(k) Neither the Company nor any of its Tax Subsidiaries holds, directly or indirectly, any assets the disposition of which would be subject to rules similar to Section 1374 of the Code, including as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.

(l) Neither the Company nor any Tax Subsidiary (i) is a party to any Tax sharing or similar agreement or arrangement, other than any agreement or arrangement between the Company and any of its Tax Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing, (ii) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Tax Subsidiary) filing a consolidated federal income tax return or (iii) has any liability for the Taxes of any Person other than the Company and its Tax Subsidiaries (x) under Treasury Regulation §1.1502-6 (or similar provision of state, local or foreign law), (y) as transferee or successor or (z) by contract.

(m) Neither the Company nor any of its Tax Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities or has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(n) Neither the Company nor any of its Tax Subsidiaries has engaged in any transaction that has given rise to or would be reasonably expected to give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder. The Company and all of its Tax Subsidiaries have complied with all obligations applicable to the Company or the relevant Tax Subsidiary under Sections 6111 and 6112 of the Code.

(o) To the Knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

(p) There are no Tax Protection Agreements currently in force and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company or any Tax Subsidiary for any breach of any Tax Protection Agreement.

(q) As used in this Agreement:

(i) “Tax” or “Taxes” shall include all federal, state, local and foreign income, property, sales, use, occupancy, transfer, recording, withholding, franchise, employment, and excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with assessments, interest or additions to tax with respect thereto.

(ii) “Tax Return” or “Tax Returns” shall include all original and amended returns and reports (including elections, claims, declarations, disclosures, schedules, computations and information returns) required to be supplied to a Tax Authority in any jurisdiction.

(iii) “Tax Authority” means the Internal Revenue Service (the “IRS”) and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

(iv) “Tax Subsidiary” means (i) any Subsidiary, (ii) any entity in which the Company owns, directly or indirectly, an equity interest (as determined for U.S. federal income tax purposes) of at least 10%, determined by either voting power or value, whichever is greater, or (iii) any entity of which the Company or any other subsidiary of the Company is a general partner or managing member.

(v) “Tax Protection Agreement” means any written or oral agreement to which the Company or any Tax Subsidiary is a party pursuant to which: (a) any liability to a partner or member in any Tax Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (b) in connection with the deferral of income Taxes of a partner or member of any Tax Subsidiary, the Company or the Tax Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

(vi) “Company Group” means (a) any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, consists or consisted solely of the Company (or any predecessor), any Subsidiary (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, has or had the Company (or any predecessor) or any Subsidiary (or any predecessor) as the common parent, and (b) any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and consists or consisted solely of the Company (or any predecessor), any Subsidiary (or any predecessor) or any combination thereof or that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis and has or had the Company (or any predecessor) or any Subsidiary (or any predecessor) as the common parent.

3.12 Intellectual Property. (a) The Company and the Subsidiaries of the Company own, or are licensees of or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively “Intellectual Property”) that are necessary to conduct the business of the Company and the Subsidiaries of the Company as currently conducted, except where the failure to own, be so licensed or otherwise possess, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all patents, patent applications and registrations and applications for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting, (ii) the Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or any of its Subsidiaries and, to the Knowledge of the Company, have not otherwise used or enforced their Intellectual Property in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property, (iii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and use of the Intellectual Property of the Company does not infringe upon or violate any Intellectual Property rights of any other Person and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to such alleged or potential infringement, violation, or misappropriation. To the Knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Intellectual Property owned or used by the Company or any of its Subsidiaries, except for infringements, violations or misappropriations which would not reasonably be expected to result in a Company Material Adverse Effect.

3.13 Litigation. Except as described in Section 3.13 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no action, suit, proceeding, claim, arbitration, mediation or investigation (each of the foregoing, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or any director, officer or employee of the Company or any Subsidiary of the Company or other Person in which case for whom the Company or any of the Company’s Subsidiaries may be liable, which would reasonably be expected to result in a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company which would reasonably be expected to result in a Company Material Adverse Effect.

3.14 Environmental Matters.

(a) Except as disclosed in the Company SEC Reports or for such matters which have not had, or would not reasonably be expected to have, a Company Material Adverse Effect:

(i) to the Company’s Knowledge, the Company, each of its Subsidiaries and any current tenant of any Company Property are currently and, at all times during the Company’s and each of its Subsidiaries’ ownership or operation of their businesses and properties have been, in compliance with all applicable Environmental Laws;

(ii) there has not been, and is not now present, any Contamination at any property currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is listed on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance;

(iii) there was no Contamination at any property formerly owned, leased or operated by the Company or any of its Subsidiaries during, or to the Company’s Knowledge, prior to the period of ownership or operation by the Company or any of its Subsidiaries (including soils, groundwater, surface water in, on or under such properties), and no such property is on the National Priorities List or, to the Company’s Knowledge, any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local Governmental Entity with respect to sites from which there is or has been a Release of a Hazardous Substance; and

(iv) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any current or former tenant of any Company Property is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances that obligates or may obligate the Company or any of its Subsidiaries to pay money.

(b) No Environmental Claims have been asserted or assessed in writing, or to the Company’s Knowledge, orally, against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any current or former tenant under any of the Company Leases in connection with any of the Company Properties, and, to the Company’s Knowledge, no Environmental Claims are pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any current or former tenants under any of the Company Leases in connection with any of the Company Properties.

(c) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to (i) any real property that Company or the Subsidiaries currently or formerly owned, operated, or leased or (ii) compliance with Environmental Laws by the Company, any Subsidiary or any tenant at any Company Property. To the Company’s Knowledge, all information the Company or any of its Subsidiaries has furnished to Parent concerning the environmental condition of any Company Property, prior uses of the Company Property, and the operations of Company or its Subsidiaries related to compliance with Environmental Laws is accurate and complete in all material respects.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any law, statute, regulation, order, decree, permit, authorization, code, ordinance, rule, policy, opinion, consent decree, judicial order, administrative order, agency requirement, or common law of any jurisdiction relating to: (A) the environment, human health or safety associated with the environment, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, Contamination or any injury or threat of injury to persons or property.

(ii) “Environmental Claims” means: (A) any claim, demand, Action or proceeding brought or instigated by any Governmental Entity or other third party in connection with any Environmental Law (including without limitation civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses; and (B) third party claims, actions, demands or proceedings (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare) due to any Release of a Hazardous Substance, and whether or not seeking costs, damages, penalties or expenses.

(iii) “Contamination” means the presence of, or Release on, under, from or to the environment of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the ordinary course of business, in compliance with Environmental Laws and with good commercial practice.

(iv) “Release” means mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, migrating, escaping or any other release or threatened release and whether intentional or unintentional, of any Hazardous Substance.

(v) “Hazardous Substance” means: (A) any hazardous substance, pollutant or contaminant, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., or analogous state Environmental Law; (B) any petroleum or petroleum product or by-product, asbestos or asbestos-containing material, mold, urea-formaldehyde, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; and (C) any other substance which is listed in, defined by or regulated by any Governmental Entity pursuant to any Environmental Law.

3.15 Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan”

(as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employment, severance, or change in control agreement or arrangement, and any other written or oral plan, policy, agreement or arrangement involving direct or indirect compensation, including insurance coverage, health benefits, severance benefits, disability or accident benefits, deferred compensation, bonuses, stock options, restricted stock, stock purchase, phantom stock or stock appreciation plan or other forms of compensation or post-retirement compensation; (ii) ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) ”ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included, with respect to the Company, the Company or a Subsidiary thereof, and (iv) ”Employee Plan” means any Employee Benefit Plan maintained, participated in or contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate. Each Employee Plan is identified on Schedule 3.15(a) of the Company’s Disclosure Schedule. With respect to each Employee Plan, true, correct and complete copies of all of the following documents, if applicable, have been delivered or made available to Merger Sub: (i) all plan documents and amendments thereto; (ii) written descriptions of any unwritten plans or policies; (iii) all trust agreements, annuity contracts, insurance policies and other documents relating to the funding or payment of benefits under the Employee Plan; (iv) all service contracts and agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter and all requests for rulings or determinations concerning such Employee Plan requested from the IRS subsequent to the date of that letter; (viii) the most recent IRS opinion letter; (ix) the most recent summary plan description, summary of material modifications, and summary annual report, and/or written interpretation of the Employee Plan provided to employees; (x) copies of the nondiscrimination (including section 415) testing for the last three (3) years, (xi) copies of all material correspondence with the Internal Revenue Service and the Department of Labor, and (xii) all other documents, forms or other instruments relating to Employee Plans reasonably requested by Merger Sub.

(b) Each Employee Plan has been administered in all material respects in accordance with its terms and all applicable laws, including, without limitation, the Code and ERISA, and each of the Company, its Subsidiaries and any ERISA Affiliates has in all respects met its obligations with respect to such Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). Each Employee Plan that is a nonqualified deferred compensation plan as defined in Code Section 409A has been operated in compliance with Code Section 409A and the guidance promulgated thereunder since January 1, 2005.

(c) With respect to the Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company has no liability with respect to any Employee Plan maintained by an ERISA Affiliate.

(d) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received determination letters and/or opinion letters from the IRS to the effect that such Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened. Nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination. All amendments required to be adopted before the effective dates for any such Employee Plan to continue to be qualified have been or will be duly and timely adopted. No Action has been brought or, to the Company’s Knowledge, threatened with respect to any Employee Plan (excluding claims for benefits brought in the ordinary course of plan activities) and no audit, examination, investigation or other Action has been brought or, to the Company’s Knowledge, threatened with respect to any Employee Plan by any Governmental Entity. Neither the Company nor any Subsidiary has incurred tax liability under Sections 4971 through 4980B and 4980D of the Code or civil liability under Sections 502(i) or (l) of ERISA. With respect to each Employee Plan, nothing has occurred for which the statute of limitations has not expired that would reasonably be considered a breach of responsibilities or obligations imposed under Title 1 of ERISA.

(e) Neither the Company, any Subsidiary nor any ERISA Affiliate has (i) ever maintained an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan is an employee stock ownership plan as defined in Code Section 4975(e)(&) or otherwise invests in employer securities as defined in Code Section 409.

(f) No Employee Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee’s employment, except as required by Part 6 of Title I of ERISA or Section 4980B of the Code.

(g) Except as set forth in Section 6.7 and in the employment agreements listed on Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, or (B) providing any term of employment or compensation guarantee or (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code. Section 3.15(g) of the Company Disclosure Schedule sets forth the amount of any “parachute payment” as defined by Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that will result, separately or in the aggregate, in the payment of any excessive employee remuneration described in Section 162(m) of the Code.

(h) There has been no amendment to, written interpretation of or announcement by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan that would result in a material increase in the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ended prior to the date hereof. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to create any additional Employee Plan, or to modify or change any existing Employee Plan that would affect any employee or terminated employee of the Company, any of its Subsidiaries, or any ERISA Affiliate.

3.16 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation, breach or default of, and has not received any notice alleging any violation, breach or default with respect to, any applicable provisions of any statute, law, regulation, judgment or decree with respect to the conduct of its business, or the ownership or operation of its properties or assets (including any “antikickback” law), except for failures to comply, violations, breaches or defaults which have not had and would not reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2003, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations. Since January 1, 2003, none of the Company or its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged act or omission, including arising under or relating to a contract, subcontract or any other agreement with a Governmental Entity. As used herein, “Law” means any United States national, federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order. “Governmental Damages” shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Entity or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing a Governmental Investigation. “Governmental Investigation” shall mean an investigation by a Governmental Entity for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

3.17 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is or has ever been a party to, or bound by or subject to, any collective bargaining agreement, contract or other agreement with any labor union or labor organization, and within the past three years there have been no grievances outstanding against the Company or any of its Subsidiaries under the National Labor Relations Act. Neither the Company nor any of its Subsidiaries are or within the past three years have been engaged in any negotiations or discussions with any union, labor organization or employee association with respect to the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries becoming a party to or being bound by or subject to any collective bargaining agreement.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law within the last six months which remains unsatisfied.

3.18 Material Contracts. Section 3.18 of the Disclosure Schedule lists each of the following oral or written contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments or other instruments or obligations (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such Contract and agreement, being a “Material Contract”) (notwithstanding anything below, “Material Contract” shall not include any Contract that (1) is terminable by the Company or any of its Subsidiaries upon 30 days’ notice without a penalty, premium or other cost, (2) will be fully performed and satisfied as of or prior to Closing or (3) is a Company Lease, a Leasehold Interest or an Employee Benefit Plan):

(a) all Contracts that call for aggregate payments to or by, or other considerations to or from, the Company or any of its Subsidiaries under such Contract of more than $1,750,000 over the remaining term of such Contract;

(b) all Contracts that call for annual aggregate payments to or by, or other consideration to or from, the Company or any of its Subsidiaries under such Contract of more than $750,000 over the remaining term of such Contract;

(c) any Contract that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or any existing or future affiliate of any of them or that purports to restrict the right of the Company or any Subsidiaries or any existing or future affiliate of any of them to conduct any line of business or to compete with any Person or operate in any geographic area or location;

(d) any partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

(e) any Contracts for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property;

(f) any Contract pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or any of its Subsidiaries);

(g) (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness, or any guarantee thereof, of, for the benefit of, or payable to the Company or any of its Subsidiaries, in each case in excess of $1,750,000, or (ii) any Contract to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) any Subsidiary of the Company or other Person;

(h) any Contract concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries is a party;

(i) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification obligations (other than Contracts entered into in the ordinary course of business) or potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price or other indemnity that, in each case, could reasonably be expected to result in future payments of more than $1,750,000; or any Contract relating to the settlement or proposed settlement of any action, which involves the issuance of equity securities or the payment of an amount in excess of $750,000;

(j) any “standstill” or similar agreement, voting agreement or registration rights agreement;

(k) any Contract with any Governmental Entity;

(l) any Contract (other than among consolidated Subsidiaries of the Company) under which indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to encumbrances, other than a Permitted Encumbrance, or any Contract restricting the incurrence of indebtedness or the incurrence of Encumbrances or restricting the payment of dividends or the transfer of any properties owned by the Company or any of its Subsidiaries; and

(m) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of its Subsidiaries has received any claim of default under or cancellation of any Material Contract, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto. The Company has made available to Parent true and complete copies of all Material Contracts (including any amendments or other modifications thereof).

3.19 Insurance. (a) Each insurance policy maintained by the Company (the “Insurance Policies”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, (b) to the Company’s Knowledge, none of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement, (c) the Company, and its Subsidiaries have complied with the provisions of each Insurance Policy under which it is the insured party, (d) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, and (e) all claims under the Insurance Policies have been filed in a timely fashion, in each case except as would not reasonably be expected to result in a Company Material Adverse Effect. Schedule 3.19 of the Company Disclosure Schedule sets forth a correct and complete list of the Insurance Policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. There is no claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) would reasonably be expected to result in a Company Material Adverse Effect.

3.20 Opinion of Financial Advisor. Banc of America Securities LLC, financial advisor to the Company, has delivered to the Company Board a written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be received in the Company Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

3.21 Related Party Transactions. Schedule 3.21 to the Company Disclosure Schedule sets forth a list of all arrangements, agreements, loans and contracts to which the Company or any Subsidiary of the Company is a party that are in effect and which are with (a) any investment banker or financial advisor, in each case, relating to any obligation to make, or which would result in the making of, any payment (except pursuant to indemnification obligations) or (b) any Person who is an officer, director or Affiliate of the Company or any Subsidiary of the Company, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True and correct copies of such documents have previously been delivered or made available to Parent.

3.22 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, authorizations, consents, grants, certificates and approvals from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”), except for such Company Permits the absence of which have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to result in a Company Material Adverse Effect. There is no pending threat of suspension, modification or cancellation of any Company Permit that would reasonably be expected to result in a Company Material Adverse Effect. To the Company’s Knowledge and except to the extent caused by the lack of one or more approvals, notifications, reports or other filings set forth in paragraph 3.3(c) of this Agreement, no Company Permit will cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

3.23 Provisions of the MGCL Not Applicable. Assuming the accuracy of the representations contained in Section 4.4 below, the Company Board has taken all actions necessary (including amending the Company Bylaws) so that (i) the restrictions contained in

Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) and (ii) the voting restrictions placed on control shares contained in Section 3-702 of the MCGL, will not apply to the execution, delivery or performance of this Agreement or the consummation of the Company Merger. No Maryland law (including any “fair practice,” “moratorium,” “control share,” “affiliate transaction” or “business combination”) or other takeover statute or similar law and no provision of the Charter Documents or any Material Contract to which the Company or any of its Subsidiaries is a party would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement.

3.24 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Banc of America Securities LLC, whose fees and expense will be paid by the Company. The Company has delivered to Parent a complete and accurate copy of the agreement pursuant to which Banc of America Securities LLC is entitled to any fees and expenses in connection with the transactions contemplated by this Agreement.

3.25 Investment Company Act. Neither the Company nor any of its Subsidiaries is (nor immediately after consummation of the transactions shall be) an investment company within the meaning of, or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

3.26 Patriot Act. The Company and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated to date thereunder (the “Patriot Act”), and the rules and regulations administered to date by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to them.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company Parties that the statements contained in this Article IV are true and correct, except as set forth herein.

4.1 Organization, Standing and Power.

Parent is, and Merger Sub and Partnership Merger Sub as of the Closing will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Merger Sub and Partnership Merger Sub as of the Closing will have all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as then being conducted. Parent is, and Merger Sub and Partnership Merger Sub as of the Closing will be, (i) duly qualified or licensed to do business and (ii) in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and Parent has, and Merger Sub and Partnership Merger Sub as of the Closing will have, all requisite corporate or limited liability company power, as applicable, to consummate the transactions contemplated by this Agreement (other than, with respect to the Company Merger, the filing and recordation of appropriate merger documents as required by the MGCL, and with respect to the Partnership Merger, the filing and recordation of appropriate merger documents as required by DRULPA and DLLCA). The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated by this Agreement by each of the Buyer Parties, including the Mergers (i) has been duly authorized by all necessary corporate action on the part of Parent, (ii) as of the Closing will be duly authorized by all necessary corporate action on the part of Merger Sub and (iii) as of the Closing will be duly authorized by all necessary limited liability company action on the part of Partnership Merger Sub. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated by this Agreement by the Buyer Parties will not, (i) conflict with, or result in any violation or breach of, any provision of the respective articles of incorporation and bylaws of Parent and Merger Sub or the certificate of limited liability company of and the limited liability company operating agreement of Partnership Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which any of the Buyer Parties is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Buyer Parties or any of their respective properties or assets; or (iv) require any Buyer Party under the terms of any agreement, contract, arrangement or understanding to which it is a party or by which it or its assets are bound, to obtain the consent or approval of, or provide notice to, any other party to any such agreement, contract, arrangement or understanding, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, failure to obtain consent or approval or failure to notify which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or by or with respect to the Buyer Parties in connection with the consummation of the transactions contemplated by this Agreement, except for (i) pre-merger notification under the HSR Act, (ii) the filing and recordation of appropriate merger documents as required by the MGCL, DRULPA and DLLCA, and (iii) the applicable requirements, if any, of the Securities Act, Exchange Act and applicable state securities laws, except for any consent, approval, license, permit, order, authorization, registration, declaration, notice or filing, which, if not so obtained or made, would not, individually or in the aggregate, not prevent or materially delay consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of the Mergers.

4.3 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person (other than Wachovia Securities LLC) is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer Parties.

4.4 No Ownership of Company Securities. As of the date of this Agreement, neither Parent nor any Subsidiary of Parent owns any shares of Company Common Stock or any other securities of the Company.

4.5 Financing. Parent has or has access to, and shall have as of the Closing, sufficient funds to permit Parent to perform all of its obligations under this Agreement and to pay the Merger Consideration and all fees and expenses in connection with the Mergers.

4.6 Proxy Statement. The information supplied by the Buyer Parties for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Company Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except that no representation is made (or omitted to be made) by the Buyer Parties with respect to statements made or incorporated by reference therein based on information supplied by the Company Parties.

4.7 Litigation. There is no litigation pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their Subsidiaries which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of either of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including the consummation of either of the Mergers.

4.8 Ownership of Merger Sub and Partnership Merger Sub; No Prior Activities.

(a) As of the Closing, Merger Sub will be a wholly-owned Subsidiary of Parent. Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Closing will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. As of the Closing, all of the issued and outstanding shares of capital stock of Merger Sub will be owned indirectly by Parent.

(b) As of the Closing, Partnership Merger Sub will be a wholly-owned Subsidiary of Parent. Partnership Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated by this Agreement and as of the Closing will not have engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. As of the Closing, all of the issued and outstanding limited liability company interests in Partnership Merger Sub will be owned indirectly by Parent.

4.9 Patriot Act. Parent and its Subsidiaries have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (as in effect on the date hereof), which comprises Title III of the Patriot Act, and the rules and regulations administered to date by OFAC, to the extent such Laws are applicable to them.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as permitted by this Agreement, as set forth on the Company Disclosure Schedule, or as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Company Merger Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course of business consistent with past practice, use commercially reasonable efforts to conduct their business in compliance with all applicable Law and to maintain and preserve fully their respective business organizations, present lines of business, assets, employees and contractual and business relationships, and (ii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property or any combination thereof and whether or not out of earnings and profits) in respect of, any of its Equity Interests (other than (A) dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) distributions reasonably believed by the Company to be necessary for the Company to maintain its status as a REIT under the Code and to avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code, and any necessary corresponding distribution on CNL LP Units; provided that all distributions made with respect to each share of Company Common Stock pursuant to this clause (B), subject to the proviso set forth at the end of this Section 5.1(a) and except for the quarterly dividend referenced in clause (C) below, shall reduce the Company Common Share Merger Consideration per common share on a dollar for dollar basis and all distributions made to with respect to CNL LP Units not owned by the Company or its wholly-owned subsidiaries pursuant to this clause (B) shall reduce the Partnership Merger Consideration per applicable CNL LP Unit on a dollar for dollar basis, (C) the quarterly dividend to holders of the Company Common Stock for the fourth fiscal quarter of 2006 not to exceed $0.33 per share of Company Common Stock and the corresponding quarterly distribution on the CNL LP Units and (D) cash dividends on the Company Series A Preferred Stock and Company Series C Preferred Stock in accordance with the respective terms thereof), (ii) split, combine or reclassify any of its Equity Interests, or (iii) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or interests (other than in connection with the redemption of CNL LP Units in accordance with the terms of the Partnership Agreement); provided, however, in the event that the Outside Date is extended from June 30, 2007 to September 30, 2007 in accordance with the terms of this Agreement, dividends of up to $0.20 per share of Company Common Stock paid by the Company during the period between June 30, 2007 and September 30, 2007 that are necessary for the Company to maintain its status as a REIT under the Code shall not reduce the Company Common Share Merger Consideration.

(b) authorize for issuance, issue, sell, pledge or otherwise dispose of any of its Equity Interests, or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any Equity Interests (other than the issuance of shares of Company Common Stock upon (i) the exercise of Company Stock Options in accordance with the terms thereof, (ii) the exercise of Warrants outstanding on the date hereof in accordance with the terms thereof, (iii) the conversion of Company Series A Preferred Stock outstanding on the date hereof and Company Series C Preferred Stock outstanding on the date hereof into Company Common Stock in accordance with the respective terms thereof, and (iv) the exchange of CNL LP Units outstanding on the date hereof for Company Common Stock in accordance with the CNL Partnership Agreement);

(c) other than as necessary to comply with any applicable laws, rules or regulations or NYSE rules or regulations after giving notice to Parent of any such proposed amendment, (i) amend the Company Articles of Incorporation or Company Bylaws or Charter Document of any of the Company’s Subsidiaries, including the CNL Partnership Agreement, (ii) amend any term of any outstanding security or equity interest of the Company or any of its Subsidiaries, or (iii) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(d) other than the purchase by the Company or any of its Subsidiaries of restaurant properties subject to triple net leases consistent with past practice, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any equity interest in, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof; provided, that notwithstanding the foregoing, under no circumstances shall the Company nor any of its Subsidiaries knowingly, after reasonable investigation, acquire or, except as provided in Section 5.1(d) of the Company Disclosure Schedule, operate, or agree to acquire or operate, any real property (whether in fee or pursuant to a lease) on which an underground storage tank containing or intended for the storage of, petroleum products is (or was previously) located (further provided that, notwithstanding anything herein to the contrary, the provision of Parent’s consent to the acquisition or operation of such properties shall be in the sole discretion of Parent).

(e) except in the ordinary course of business consistent with past practice, including, without limitation, pursuant to any credit, loan or equipment financing arrangement existing on the date hereof, pledge or otherwise encumber any Company Properties or assets (including any Equity Interests) of the Company or of any of its Subsidiaries;

(f) except in the ordinary course of business consistent with past practice pursuant to the Company’s investment property sales program, sell, lease, hypothecate or otherwise dispose of, or agree to sell, lease, hypothecate or otherwise dispose of, any Company Properties or assets;

(g) enter into an agreement with respect to a sale of all or substantially all of the capital stock, other Equity Interests or assets of the Company or any of its Subsidiaries, whether by merger, consolidation, liquidation, business combination, or asset or stock sale;

(h) (i) other than (A) such indebtedness which is reflected in the Company’s financial statements included in any Company SEC Reports and (B) borrowings in the ordinary course of business under any credit, loan or equipment financing arrangement existing on the date hereof, incur any indebtedness for borrowed money, enter into or amend any existing capital lease, conditional sale, swap, derivative or hedging or similar agreement, or assume, guarantee, or endorse or otherwise as an accommodation become responsible for any indebtedness of another Person, (ii) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, or (iii) make any loans, advances (other than business expense advances to employees of the Company or any Subsidiary of the Company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company or any of its Subsidiaries to the extent required by the agreements governing such joint ventures;

(i) other than in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Schedule, make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,750,000 in the aggregate for the Company and its Subsidiaries;

(j) make any changes in accounting methods, principles or practices or change its fiscal year, except insofar as may be required by a change in GAAP as concurred with by the Company’s independent accountants or pursuant to written instructions, comments or orders from the SEC;

(k) prepay any long-term debt or pay, discharge or satisfy any liabilities or obligations, other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms as in effect on the date of this Agreement, of liabilities and obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected and reserved against) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) involving the payment of any amount less than $500,000 in the aggregate;

(l) waive, release, assign, settle or compromise (i) any Action or material liability other than in the ordinary course of business consistent with past practice or (ii) any Action that is brought by any current, former or purported holder of any securities of the Company or any Subsidiary in its capacity as such and that (A) requires any payment to such security holders by the Company or any Subsidiary or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(m) except as required to comply with applicable law or agreements, plans or arrangements in existence on the date hereof, (i) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee other than in the ordinary course of business consistent with past practice, (ii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Stock Options outstanding on the date hereof, (iii) enter into or adopt any employment, change in control, “continuity,” severance or other similar plan, program, policy or agreement with any of its directors, officers or employees, or (iv) enter into or amend any contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, stockholders or other Affiliates of the Company or any of its Subsidiaries, or any of their respective Affiliates or family members;

(n) except as contemplated by this Agreement, required by law, or necessary to maintain the Company’s status as a REIT under the Code and after consultation with Parent, make or rescind any material Tax election, settle or compromise any material Tax liability or amend in any material respect any Tax return;

(o) fail to confer on a regular basis as reasonably requested by Parent with one or more representatives of Parent to report on, and deliver to Parent copies of such documents reasonably requested by Parent with respect to, material operational matters and any proposals to engage in material transactions;

(p) fail to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

(q) adopt any new Employee Benefit Plan or amend any existing Employee Plan or rights or make any contribution, other than regularly scheduled contributions consistent with past practice, to any Employee Plan;

(r) settle or compromise any stockholder or partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(s) accept a promissory note in payment of the exercise price payable under any option to purchase shares of Company Common Stock unless such payment is expressly permitted by such option;

(t) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Mergers);

(u) fail to file in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

(v) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract set forth on Schedule 3.18 of the Company Disclosure Schedule, or (ii) modify, amend in any material respect, waive any material obligation, assign or otherwise transfer or terminate any Material Contract or waive, release or assign any rights or claims thereto or thereunder;

(w) initiate or consent to any material zoning reclassification of any owned or leased Company Properties or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties;

(x) adopt, ratify or effectuate a stockholders’ rights plan or agreement;

(y) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN or any similar state or local law; or

(z) authorize any of, or commit or agree, in writing or otherwise, to take (i) any of, the foregoing actions or (ii) any action which would materially impair or prevent the satisfaction or occurrence of any conditions set forth in Article VII hereof.

5.2 Other Actions. Each party hereto agrees that between the date of this Agreement and the Company Merger Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment to take any such action.

5.3 Confidentiality. The parties acknowledge that GE Capital Franchise Finance Corporation and the Company have previously executed a Confidentiality Agreement, dated as of September 11, 2006 (the “Confidentiality Agreement”), the confidentiality provisions of which are incorporated herein by reference, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Subject to Sections 6.1(b) and 6.1(c), each of the Company and CNL Partnership agrees that it:

(i) shall not (A) invite, initiate, solicit, encourage or facilitate (including by way of furnishing information or assistance), directly or indirectly, any inquiries, proposals, discussions or negotiations relating to, or the making or implementation of, any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes or that may be reasonably expected to lead to, whether in one transaction or a series of related transactions, any direct or indirect (1) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, CNL Partnership or any other Subsidiary of the Company, (2) issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company, (3) tender offer or exchange offer (or the filing of a registration statement under the Securities Act in connection with such a tender offer or exchange offer), in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 20% or more of the outstanding voting equity securities of the Company or 20% or more of the outstanding Equity Interests in CNL Partnership, (4) sale, lease, exchange, mortgage, pledge, transfer or other disposition by merger, consolidation, share exchange, business combination or any similar transaction of any of the assets of the Company or its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, other than the Merger, or (5) transaction that is similar in form, substance or purpose to any of the foregoing (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), (B) engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to an Acquisition Proposal, or that may reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, arrangement, agreement in principle or agreement relating to an Acquisition Proposal, (D) withdraw, modify or amend the Company Board’s recommendation in favor of the Merger in any manner adverse to the Buyer Parties, (E) approve, endorse or recommend any Acquisition Proposal, or (F) propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(ii) shall not authorize or permit any Representatives of the Company, CNL Partnership or any other Subsidiary of the Company to engage in any of the activities described in Section 6.1(a)(i);

(iii) except in order to comply with Section 6.1(a)(iv), will immediately cease and cause to be terminated any existing activities, discussions or negotiations by or on behalf of the Company, CNL Partnership, any other Subsidiary of the Company or any of their respective Representatives with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will inform each Representative, and each of the Persons referred to in Section 6.1(b), of the obligations undertaken in this Section 6.1 and cause each Representative to comply with such obligations;

(iv) will (A) promptly request that each Person with whom it has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company, CNL Partnership or any other Subsidiary of the Company, and that each such Person promptly provide, to the extent contemplated by such confidentiality agreement, the Company with a certificate executed by an authorized representative confirming such information has been returned or destroyed, (B) not terminate, waive, release, amend or modify any provision of any existing “standstill” or confidentiality agreement to which the Company, CNL Partnership or any other Subsidiary of the Company is a party and (C) take all action necessary to enforce each confidentiality, “standstill” or similar agreement to which the Company, CNL Partnership or any other Subsidiary of the Company is a party or is bound; and

(v) will (A) notify Parent orally and in writing promptly (but in any event oral notification shall be made within 24 hours and written notification shall be made within 36 hours) after receipt by the Company, CNL Partnership, any other Subsidiary of the Company or any Representative of (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for information or data relating to, or for access to the properties, books or records of the Company by any Person that has made, or may be considering making an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms and conditions of such Acquisition Proposal, indication or request and, if in writing, shall promptly (but in any event within 24 hours) deliver to Parent copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) keep Parent informed on a prompt basis of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request (and the Company shall provide Parent any additional written materials that relate to such Acquisition Proposal, indication or request).

The Company Parties shall be responsible for any failure on the part of their respective Representatives to comply with this Section 6.1(a).

(b) Subject to compliance by the Company, CNL Partnership and the other Subsidiaries of the Company with this Section 6.1 and only prior to the Company Stockholder Approval, the Company Board shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Company Board after the date hereof which was not invited, initiated, solicited, encouraged or facilitated, directly or indirectly, by the Company, CNL Partnership, any other Subsidiary of the Company or any Representative in violation of Section 6.1(a), if, and only to the extent that (i) a majority of the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the Company complies with all of its obligations under this Agreement, and (iii) prior to taking such action, the Company enters into a confidentiality agreement with such Person the terms of which are (without regard to the terms of such Acquisition Proposal) no less favorable to the Company, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.1, and (2) the Company advises Parent of all such non-public information delivered to the Person making the Acquisition Proposal concurrently with delivery to such Person and concurrently with such delivery also delivers all such information to Parent that was not previously provided to Parent.

(c) Subject to compliance by the Company, CNL Partnership and the other Subsidiaries of the Company with this Section 6.1 and only prior to the Company Stockholder Approval, nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Proposal is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and the Company Board is prepared to approve or recommend such Superior Proposal, specifying all of the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, (iii) during the three business days following Parent’s receipt of a Notice of Superior Proposal, (1) the Company shall have offered to negotiate with (and if accepted, negotiated in good faith with), and shall have caused its respective financial advisor and outside legal counsel to offer to negotiate with (and if accepted, negotiated in good faith with) Parent in making such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (2) the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) after the end of such three business day period and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal, (iv) the Company Board concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in this Section 6.1 or Section 6.4. Nothing contained in this Section 6.1(c) shall limit the Company’s obligation to hold and convene the Company Meeting (regardless of whether the recommendation of the Company Board shall have been withdrawn, amended or modified).

(d) For all purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended and modified terms, if modified and amended) to the Company Board after the date hereof which was not invited, initiated, solicited, encouraged or facilitated, directly or indirectly, by the Company, CNL Partnership or any other Subsidiary of the Company or any Representative in violation of Section 6.1(a), that is not subject to any financing contingency and which the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, (i) to be more favorable (taking into account all terms and conditions of such Acquisition Proposal, including the financing terms, any conditions to consummation, any termination fee or expense reimbursement payable under this Agreement, the likelihood of such Acquisition Proposal being consummated, and the time required for consummation) from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger (including any alterations to this Agreement agreed to in writing by Parent in response thereto or any revised proposals made by Parent in accordance with the terms hereof) and (ii) the material conditions to the consummation of which are all reasonably capable of being satisfied without undue delay. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%.”

(e) Any disclosure that the Company Board is required by law to make with respect to the receipt of an Acquisition Proposal to comply with Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 6.1.

6.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and, once reasonably acceptable to Parent and the Company, file a preliminary Proxy Statement with the SEC under the Exchange Act, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC promptly. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall as soon as practicable notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall as soon as practicable provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall cause the Proxy Statement and all supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Meeting and any other Person entitled to notice of the Company Meeting as soon as reasonably practicable. The Company shall (a) give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock, (b) give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (c) include in drafts of the Proxy Statement and related correspondence and filings all comments reasonably proposed by Parent, and (d) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement. Each of the Company and Parent agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time. Each of Parent and the Company will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Company Merger Effective Time any event shall occur, or fact or information shall be discovered, that either the Company or the Buyer Parties reasonably believe is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 6.2, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable law, and cause such amendment or supplement to be distributed to the holders of Company Common Stock entitled to vote at, and all other Persons entitled to receive notice of, the Company Meeting.

6.3 Access to Information; Confidentiality. Each of the Company, CNL Partnership, and the other Subsidiaries of the Company shall afford to Parent’s officers, employees, accountants, counsel and other Representatives, reasonable access, during normal business hours during the period prior to the Company Merger Effective Time, to all of its properties, offices, other facilities, books, contracts, commitments, personnel, and records, during such period, and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, (b) all information made available prior to the execution of this Agreement, including, without limitation, in data rooms, electronic data rooms or similar locations, and Parent and its Representatives shall have the right to reasonable access to the Company Properties in order to conduct and prepare or cause to be prepared appraisals, surveys, inspections, engineering studies, environmental assessments (including any onsite environmental investigation or study) and other tests or examinations with respect to the Company Properties and (c) all other information concerning its business, properties, assets and personnel as Parent may reasonably request. Unless otherwise required by law, such information will be subject to the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.4 Company Meeting.

(a) Promptly after the date the Proxy Statement is cleared by the SEC, the Company shall take all action necessary in accordance with the MGCL and the Company Articles of Incorporation and Company Bylaws and the rules of the NYSE to call, give notice of, convene and hold the Company Meeting as promptly as practicable. Subject to Section 6.1(c), the Company shall use its commercially reasonable efforts to solicit from the holders of Company Common Stock proxies in favor of the adoption and approval of this Agreement and the approval of the Company Merger and will take all other action necessary or advisable (including the adjournment of the Company Meeting) to secure the vote or consent of its stockholders required by the rules of the NYSE and MGCL to obtain such approvals and the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall adjourn or postpone the Company Meeting to the extent necessary, including by setting one or more additional record dates as required under the MGCL, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders sufficiently in advance of a vote on this Agreement and the Company

Merger to insure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless Parent otherwise consents in writing or if prohibited by applicable law) adjourn the Company Meeting, including by setting one or more additional record dates as required under the MGCL, for a period not to exceed 30 days, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited, in compliance with the MGCL, the Company Articles of Incorporation and Company Bylaws, the rules of the NYSE and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.4(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Company Board with respect to this Agreement and the Company Merger.

(b) Subject to Section 6.1(c): (i) the Company Board shall recommend that the holders of the Company Common Stock vote in favor of and approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement at the Company Meeting; and (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the holders of the Company Common Stock vote in favor of and approve this Agreement, the Company Merger and the other transactions contemplated by this Agreement at the Company Meeting.

6.5 Legal Conditions to the Mergers; Further Action.

(a) Subject to the terms hereof, each party hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers and the other transactions contemplated hereby required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any request by a Governmental Entity thereunder, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The parties hereto shall cooperate with each other in connection with the making of all such filings. The parties hereto shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b) Each of the parties hereto shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Mergers and the other transactions contemplated hereby that are (i) necessary to consummate the Mergers and the other transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that any Company Party shall fail to obtain any third party approval or consent described above, the Company Parties shall use their commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company Parties and the Buyer Parties and their respective businesses resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent or approval. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company or any of the Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c) Each of the parties hereto agree to cooperate with each other in all respects in connection with any filing or submission in connection with any investigation or other inquiry, including any proceeding initiated by a private party. Each party shall keep the other apprised of the content and status of any material communications with, and material communications from, any Governmental Entity with respect to the transactions contemplated hereby. To the extent practicable and permitted by a Governmental Entity, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Entity. None of the parties hereto shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(d) Each of the parties hereto agrees to cooperate and use commercially reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

6.6 Public Disclosure. Parent and the Company agree that no public release or announcement concerning the Mergers or the other transactions contemplated hereby shall be issued by either party or its Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law, fiduciary duty or the applicable rules of the NYSE, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.7 Company Stock Plans and Restricted Stock.

(a) Immediately prior to the Company Merger Effective Time, the outstanding Company Stock Options under the Company Stock Plans, as set forth on Section 6.7(a) of the Company Disclosure Schedule, shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). At the Company Merger Effective Time, each Company Stock Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Company Merger Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration per share over the exercise price per share of such Company Stock Option (the “Option Merger Consideration”) less any applicable Taxes required to be withheld in accordance with Section 2.4(h) hereof with respect to such payment. If the exercise price per share of any such Company Stock Option is equal to or greater than the applicable per share portion of the Company Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Parent acknowledges that all restricted share awards (“Company Restricted Shares”) granted under the Company Stock Plans or otherwise, as set forth on Section 6.7(b) of the Company Disclosure Schedule, that remain unvested automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Company Merger Effective Time, and each Company Restricted Share shall be considered an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the applicable portion of the Company Common Share Merger Consideration.

6.8 Indemnification.

(a) From and after the Company Merger Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the extent permitted by law the present and former directors and officers of the Company (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”), against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the written approval of Parent, which approval shall not be unreasonably withheld or delayed, or otherwise in connection with any Action, including liabilities in connection with any Action with respect to which the Surviving Corporation has withheld settlement approval (a “Claim”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement), except for acts or omissions involving willful or intentional misconduct or recklessness by such Indemnified Party, and shall, to the extent permitted by law, pay expenses in advance of the final disposition of any such Action to each Indemnified Party upon receipt from the Indemnified

Party to whom expenses are advanced of an undertaking to repay such advances as they shall ultimately be determined in a final adjudication from which there is not further right to appeal that the Indemnified Party is not entitled to indemnification hereunder. Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Company Merger Effective Time), (i) the Indemnified Parties may retain independent legal counsel satisfactory to them provided that such counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements thereof are received, provided that the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent that two or more such Indemnified Parties shall have conflicting interests in the outcome of such Action, and (iii) the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section 6.8 upon learning of any Claim, shall notify the Surviving Corporation, although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation of any liability which the Surviving Corporation may have under this Section 6.8 (except to the extent that such failure materially prejudices the Surviving Corporation), and shall deliver the Surviving Corporation the undertaking contemplated by this subsection (b). Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent’s or the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed).

(b) For a period of six years after the Company Merger Effective Time, Parent shall cause the Surviving Corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to Claims arising from facts or events that occurred before the Company Merger Effective Time (complete and accurate copies of which has been delivered to Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s respective existing coverage; provided, however, that the Surviving Corporation will not be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 125% of the aggregate annual amounts currently paid by the Company to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 125% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 125% of such amount. In addition, and not in lieu of the foregoing, Parent shall assume any and all indemnification agreements between the Company and its officers and directors.

(c) This Section 6.8 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

6.9 Notification of Certain Matters. Parent will give prompt notice to the Company, and the Company Parties will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, effect, development or change which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this

Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Company Merger Effective Time, or (b) any material failure of the Buyer Parties or the Company Parties, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Mergers and the other transactions contemplated hereby.

6.10 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are the liability of the Company or Parent under applicable law in connection with the transactions contemplated by this Agreement.

6.11 Takeover Statute. If any takeover statute or other anti-takeover regulation or Law, charter provision or Contract is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors (or general partners, as applicable) shall (a) take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute, regulation, Law, charter provision or Contract.

6.12 Termination of Qualified Plans and Nonqualified Deferred Compensation Plans.

The Company shall terminate all Employee Plans that are intended to be qualified under Code Section 401(a) effective as of the date immediately preceding the Closing Date. The Company shall terminate all Employee Plans that are nonqualified deferred compensation plans as defined by Code Section 409A effective as of the day immediately preceding the Closing Date. The Company shall terminate all Employee Plans that are employee stock purchase plans effective as of the day immediately preceding the Closing Date.

6.13 Consent Solicitation.

(a) If requested by Parent, the Company shall use commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Consent Documents from Parent pursuant to paragraph (c) below and instructions from Parent to commence the consent solicitation with respect to all of the outstanding aggregate principal amount of the Senior Notes on the terms and conditions as determined in the sole discretion of Parent (the “Consent Solicitation”); provided that (i) this Agreement shall have not been terminated in accordance with Section 8.1 and (ii) the Company shall have received from Parent the completed Consent Documents which shall be in form and substance reasonably satisfactory to the Company. The Company shall waive any of the conditions to the Consent Solicitation

(other than that the Mergers shall have been consummated and that there shall be no order prohibiting consummation of the Consent Solicitation) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Consent Solicitation or make any changes to the Consent Solicitation other than as agreed between Parent and the Company. Notwithstanding the foregoing, consummation of the Consent Solicitation shall not be a condition precedent to the consummation of the Mergers on the Closing Date.

(b) The Company agrees that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall execute a supplemental indenture to the indenture governing the Senior Notes, which supplemental indenture shall implement the amendments set forth in the Consent Solicitation and shall become operative concurrently with the Company Merger Effective Time, subject to the terms and conditions of this Agreement.

(c) Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Consent Solicitation (collectively, the “Consent Documents”). Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Consent Documents. The Consent Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with the Consent Solicitation shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Consent Solicitation any information in the Consent Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Consent Documents, so that the Consent Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared and disseminated by or on behalf of the Company to the holders of the applicable Senior Notes. Notwithstanding anything to the contrary in this Section 6.13, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Consent Solicitation. To the extent that the provisions of any applicable Law conflict with this Section 6.13, the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(d) In connection with the Consent Solicitation, Parent may select one or more dealer managers, information agents or other agents to provide assistance in connection therewith and the Company shall, and shall cause its applicable Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. Parent shall pay the fees and expenses of any dealer manager, information agent, or other agent retained in connection with the Consent Solicitation, and Parent further agrees to reimburse the Company and its Subsidiaries for all of their reasonable out-of-pocket costs in connection with the Consent Solicitation promptly following incurrence and delivery of reasonable documentation of such costs. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their Representatives (other than any direct indemnification of any dealer manager, which shall be indemnified under the applicable dealer manager agreement, in connection with the Consent Solicitation; provided, however, that Parent shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Consent Solicitation and the Consent Documents; provided, however, that Parent shall have no obligation to indemnify and hold harmless any such party or Person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or Person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

6.14 Resignations. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Company Merger Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing.

6.15 Delisting and Deregistering of Securities. Parent and the Company shall use their commercially reasonable efforts to cause the Company Common Stock and the Company Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Company Merger Effective Time.

6.16 Tax Matters. During the period from the date of this Agreement to the Company Merger Effective Time, the Company and its Tax Subsidiaries shall:

(a) continue to operate in such a manner as to permit the Company to continue to qualify as a REIT throughout the period from the date hereof to the Company Merger Effective Time, provided, however, that the Company’s qualification as a REIT for the year that includes the Company Merger Effective Time will depend, in part, upon its organization and method of operating post-Closing;

(b) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable laws;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice; and

(e) terminate all Tax sharing agreements to which the Company or any of its Tax Subsidiaries is a party such that there are no further liabilities thereunder (provided that the foregoing does not apply to existing Tax Protection Agreements, if any).

6.17 Notices to Holders of Company Preferred Stock and Warrants. The Company shall timely deliver or cause to be delivered all notices with respect to this Agreement, the Mergers and the other transactions contemplated hereby that are required to be delivered to holders of Company Preferred Stock and Warrants in advance of the record date for the Company Meeting and the Company Merger Effective Time, as applicable.

6.18 Employee Retention. Subject to Section 5.1 of this Agreement, the Company and its Subsidiaries will, and will use their commercially reasonable efforts to cause their directors and executive officers to, use their commercially reasonable efforts to assist Parent in retaining as employees of the Surviving Corporation and its Subsidiaries following the Closing employees of the Company and its Subsidiaries designated by Parent.

6.19 Tax Submissions. Upon request by Parent, the Company shall file a request with the IRS to obtain a private letter ruling regarding the matter set forth on Schedule 6.19 hereto (the “PLR”) and the Company shall cooperate with Parent in the preparation and submission of the PLR and shall otherwise use its commercially reasonable efforts to obtain the PLR; provided, however, to the extent the Company has complied with its obligations under this Section 6.19, the failure to obtain the PLR shall not be deemed to have a Company Material Adverse Effect, and provided, further, that the ability to obtain the PLR or failure thereof shall not be a condition precedent to the consummation of the Mergers on the Closing Date. Parent and its external tax advisors shall (i) have primary responsibility for drafting the PLR, (ii) be permitted by the Company to participate in any meetings and telephone conferences between or among the Company and/or its tax advisors and the IRS regarding the PLR, (iii) be provided with copies of any correspondence received from the IRS regarding the PLR promptly upon receipt of such correspondence by the Company or its tax advisors, and (iv) be permitted to comment on and approve all correspondence by the Company and/or its tax advisors to the IRS regarding the PLR. Parent shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.19.

6.20 Undertakings of Parent. Parent shall perform, or cause to be performed, when due, all actions of Merger Sub and Partnership Merger Sub necessary pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO MERGERS

7.1 Conditions to Each Party’s Obligation To Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c) Governmental Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur would reasonably be expected to result in a Company Material Adverse Effect, shall have been filed, obtained or occurred.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an “Order”) or statute, rule or regulation which is in effect and which has the effect of making either of the Mergers illegal or otherwise prohibiting consummation of either of the Mergers.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Mergers are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Parent (to the extent permitted by Law):

(a) Representations and Warranties. The representations and warranties of the Company Parties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any qualification as to “materiality” or Company Material Adverse Effect contained therein other than the representation in clause (a)(i) of Section 3.6) has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect). In addition, the representations and warranties set forth in Section 3.2 and Section 3.3(a) shall be true and correct in all respects except for immaterial inaccuracies.

(b) Performance of Obligations of the Company Parties. Each of the Company Parties shall have performed in all material respects and complied with in all material respects all agreements, covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Partnership Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any fact, event, development, change, effect or circumstance that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(e) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Schedule 7.2(e).

(f) Resignations. Parent shall have received copies of the resignations, effective as of the Company Merger Effective Time, of each officer and director of the Company and its Subsidiaries designated by Parent in accordance with Section 6.14.

(g) No Litigation. There shall not be any Action instituted, commenced, pending or threatened by or before any Governmental Entity in which a Governmental Entity is a party that would, or would reasonably be expected to, (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all the equity interests of the Surviving Corporation or the partnership interests of the Surviving Partnership or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent, the Surviving Corporation, the Surviving Partnership or any of their respective Affiliates.

(h) Tax Opinion. The Buyer Parties shall have received a tax opinion of Pillsbury Winthrop Shaw Pittman LLP, or other counsel to Company satisfactory to Parent, dated the Closing Date, in the form attached hereto as Exhibit D, such opinion to be based upon the assumptions set forth therein and the representations to be made by Company and its Subsidiaries as of the Closing Date in the form of representation certificate contained in such Exhibit D, which representations shall be accurate in all material respects when made; provided, however, that such representations shall be subject to such changes or modifications from the language set forth on such Exhibit D as may be deemed necessary or appropriate by Pillsbury Winthrop Shaw Pittman LLP (or such counsel rendering the opinion), which changes and modifications shall be reasonably satisfactory to Parent; provided, further, that such opinion may expressly exclude the effect of any actions taken by the Company or its Subsidiaries pursuant to Section 1.6 and any actions taken by the Buyer Parties or the Company or its Subsidiaries after the Closing, and further provided that in the event that Parent elects to utilize the alternate structure described in Section 1.3(b), such opinion may expressly exclude the effect of any actions taken in connection with such alternate structure.

(i) Compliance with Schedule 7.2(i). The Company shall have performed all of its obligations set forth in and otherwise complied with the terms of Schedule 7.2(i) to this Agreement.

7.3 Additional Conditions to Obligations of the Company Parties. The obligation of the Company Parties to effect the Mergers is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company (to the extent permitted by Law):

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any qualification as to “materiality” contained therein) would not prevent or materially delay the consummation of the Mergers and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent to perform its obligations hereunder, including consummation of the Mergers).

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied with in all material respects all agreements, covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Partnership Merger Effective Time.

(c) Officer Certificate. Parent shall have delivered to Company a certificate, dated the Closing Date, signed by an authorized signatory of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated only by the Company or Parent at any time prior to the Partnership Merger Effective Time (by written notice by the terminating party to the other party), whether before or after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2007, subject to extension to September 30, 2007 pursuant to Section 8.7 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Partnership Merger Effective Time to occur on or before such date);

(c) by either Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, injunction, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose such order, injunction decree or ruling or to have such order, injunction, decree or ruling vacated or made inapplicable to the Mergers);

(d) by either Parent or the Company if at the Company Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken;

(e) by Parent, if the Company or the Company Board or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Mergers, (ii) breached its obligation to present and recommend the approval of this Agreement and the Company Merger to the stockholders of the Company, (iii) withdrawn, amended or modified, or proposed to withdraw, amend or modify, in a manner adverse to the Buyer Parties, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby as permitted by Section 6.1, (iv) failed to mail the Proxy Statement to the stockholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the holders of the Company Common Stock vote in favor of the approval of the Company Merger, this Agreement and the other transactions contemplated hereby), (v) failed to have issued a press release reaffirming the Company Board’s recommendation of this Agreement within two business days after receipt of a written request from Parent to do so, (vi) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vii) resolved or announced its intention to do any of the foregoing;

(f) by Parent, if a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement that the Company Board recommends rejection of such tender or exchange offer;

(g) by Parent, if Parent is not in material breach of any of its covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants, agreements or obligations contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after written notice to the Company; or

(h) by the Company, if the Company Parties are not in material breach of any of their covenants, agreements or obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(h)) or (ii) there has been a breach on the part of Parent of any of its covenants, agreements or obligations contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Partnership Merger Effective Time for purposes of this Section 8.1(h)), and such breach (if curable) has not been cured within 30 days after written notice to Parent.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Parent, the Company Parties or their respective officers, directors, Subsidiaries, stockholders or Affiliates; provided that any such termination shall not relieve any party from liability for any breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and the provisions of Sections 5.3 and 6.3 (regarding confidentiality), 6.6, 8.3, 8.4 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

8.3 General Fees and Expenses. Except as set forth in Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

8.4 Certain Fees and Expenses.

(a) If this Agreement shall be terminated (i) pursuant to Sections 8.1(e) or 8.1(f), then the Company thereupon shall pay to Parent a fee equal to the Break-Up Fee (as defined herein) and the Break-Up Expenses (as defined herein), or (ii) pursuant to Sections 8.1(b), 8.1(d) or 8.1(g) and prior to the time of such termination an Acquisition Proposal has been received by the Company or publicly announced, and either prior to the termination of this Agreement or within nine months thereafter, the Company enters into any written agreement to consummate or consummates a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal, then the Company shall pay to Parent the Break-Up Fee and for termination pursuant to Section 8.1(b), the Break-Up Expenses, upon the execution of such agreement.

(b) If this Agreement shall be terminated pursuant to Sections 8.1(d) or 8.1(g), then the Company shall pay to Parent (provided that for termination pursuant to Section 8.1(g), the Company was not entitled to terminate this Agreement pursuant to Section 8.1(h) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 8.1(h), then Parent shall pay to the Company (provided that Parent was not entitled to terminate this Agreement pursuant to Section 8.1(g) at the time of such termination) an amount equal to the Break-Up Expenses.

(c) The payment of the Break-Up Fee and the Break-Up Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in the case of any breach of this Agreement. The Break-Up Fee and Break-Up Expenses (as applicable) shall be paid by the Company to Parent, or the Break-Up Expenses shall be paid by Parent to the Company, in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred unless otherwise provided herein. The Company and Parent each acknowledge that the agreements contained in this Section 8.4 are integral parts of this Agreement; accordingly, if the Company fails to promptly pay the Break-Up Fee or Break-Up Expenses or Parent fails promptly to pay Break-up Expenses due pursuant to this Section 8.4 and, in order to obtain payment, Parent or the Company commence a suit against the other for any amounts owed pursuant to this Section 8.4, the losing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 8.4) in connection with such suit, together with interest on the amount owed at the applicable judgment rate. Payment of the fees described in Section 8.4 shall not be in lieu of damages incurred in the event of breach of this Agreement.

(d) As used in this Agreement, “Break-Up Fee” shall mean $34,500,000 and the “Break-Up Expenses” payable to Parent or the Company, as the case may be (the “Recipient”), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient’s actual out-of-pocket, documented expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all reasonable attorneys’, accountants’ and investment bankers’ fees and expenses).

8.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.6 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.7 Extension of Outside Date. At any time upon 30 days’ prior written notice by the Company to Parent or Parent to the Company, either party may, in its sole discretion, extend the Outside Date from June 30, 2007 to September 30, 2007.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company Parties and the Buyer Parties contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Company Merger Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Mergers. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in any such instrument, document or certificate, neither any Company Party nor Parent makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to Parent, to each of:

General Electric Capital Corporation
c/o Diane Cooper
President and Chief Executive Officer
GE Capital Franchise Finance Corporation
8377 East Hartford Drive, Suite 200
Scottsdale, Arizona 85255

and

General Electric Capital Corporation
c/o Patricia Voorhees
Managing Director
GE Capital Solutions
83 Wooster Heights Road
4th Floor Lee Farms
Danbury, Connecticut 06810

with a copy to:

Hogan & Hartson LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attn: J. Warren Gorrell, Jr., Esq.
David P. Slotkin, Esq.

(b)	if to the Company Parties, to:

Trustreet Properties, Inc.
450 S. Orange Avenue, Suite 1100
Orlando, FL 32801
Attn: Curtis McWilliams

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, D.C. 20037
Attn: John M. McDonald, Esq.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Company Disclosure Schedule and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.8 (which Section is intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent; provided further, however, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of all remaining terms and provisions hereof, the validity and enforceability of this Agreement as a whole, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the parties with respect to the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties intend that each representation and each warranty contained in this Agreement shall have independent significance. Accordingly, except as otherwise expressly provided in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may be more specific or less specific than any other representation or warranty, shall in any way limit, restrict or otherwise affect the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.9 Governing Law. This Agreement and the transactions contemplated hereby, other than the Partnership Merger, shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Maryland. The Partnership Merger shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial waiver by any party hereto of a breach of any provision hereunder operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.11 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction of the State of Maryland in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.12, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.13 Waiver of Jury Trial. PARENT AND THE COMPANY PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, Parent and the Company Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Title:

TRUSTREET PROPERTIES, INC.

By:
Title:

CNL APF PARTNERS, LP, by CNL APF GP CORP., its General Partner

By:
Title:

The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

Secretary